UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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SITE Centers Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of Annual Meeting of Shareholders

To the Holders of Common Shares of SITE Centers Corp.:

The 2019 Annual Meeting of Shareholders of SITE Centers Corp. will be held as follows:

WHEN:	• 9:00 a.m. local time, Thursday, May 9, 2019.

WHERE:	• Loews Regency Hotel 540 Park Avenue New York, New York 10065

ITEMS OF BUSINESS:

•  Election of eight Directors.

•  Approval, on an advisory basis, of the compensation of the Company’s named executive officers.

•  Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

•  Approval of the SITE Centers Corp. 2019 Equity and Incentive Compensation Plan.

•  Transact such other business as may properly come before the Annual Meeting.

WHO CAN VOTE:	• Shareholders of record at the close of business on March 14, 2019 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment of the Annual Meeting.

VOTING BY PROXY:

•  Shareholders may complete, date and sign the accompanying Proxy Card and return it in the enclosed envelope; or

• Vote their shares by telephone or over the Internet as described in the accompanying Proxy Statement.

INTERNET AVAILABILITY OF PROXY MATERIALS:	• The Company’s 2019 Proxy Statement and 2018 Annual Report to Shareholders are available free of charge at www.proxydocs.com/sitc.

By order of the Board of Directors,

Aaron M. Kitlowski

Secretary

Dated: April 1, 2019

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on May 9, 2019

2019 Proxy Statement Table of Contents

SITE Centers Corp.   ï  2019 Proxy Statement    i

ii    SITE Centers Corp.  ï  2019 Proxy Statement

1. Proxy Summary

This Proxy Summary contains highlights and information that can be found elsewhere in this Proxy Statement as indicated by the applicable page references. This summary does not contain all of the information that you should consider, and therefore you should read the entire Proxy Statement.

MEETING DATE, TIME AND LOCATION

THURSDAY, MAY 9, 2019 AT 9:00 A.M. LOCAL TIME

Loews Regency Hotel

540 Park Avenue

New York, New York 10065

PROPOSALS

Proposal			Board Recommendation	Page Reference for More Information
1.	Election of eight Directors.	✓	“For” all nominees	2
2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	✓	“For”	16
3.	Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	✓	“For”	47
4.	Approval of the SITE Centers Corp. 2019 Equity and Incentive Compensation Plan.	✓	“For”	49

VOTING

You may vote if you were a shareholder of record of SITE Centers Corp. (“SITE Centers”, “we”, “us”, “our” or the “Company”) at the close of business on March 14, 2019, the record date for the 2019 Annual Meeting of Shareholders. We will begin mailing this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders, 2018 Annual Report and Proxy Card on or about April 1, 2019 to all shareholders entitled to vote.

You may vote your shares in person at the Annual Meeting or vote by proxy in any of the following ways:

By Internet	By Telephone	By Mail

Go to: www.investorvote.com/sitc or the web address on your Proxy Card	Call toll free: 1-800-652-8683	Sign the enclosed Proxy Card and return by pre-paid postage envelope

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2. Proposal One: Election of Eight Directors

Proposal Summary and Board Recommendation

At the Annual Meeting, unless you specify otherwise, the common shares represented by your proxy will be voted to elect the eight Director nominees identified below. If any of the nominees is not a candidate when the election occurs for any reason (which is not expected) and the size of the Board of Directors (the “Board”) remains unchanged, then our Board intends that proxies will be voted for the election of a substitute Director nominee designated by our Board as recommended by the Nominating and Corporate Governance Committee.

BOARD RECOMMENDATION:

“For” All Eight Director Nominees

Nominees for Election at the Annual Meeting

Our Board has nominated and recommends that shareholders vote “FOR” the election of each of the following Director nominees, each to serve a one-year term until the next annual meeting of shareholders and until a successor has been duly elected and qualified.

Director Since: 2018 Age: 56 Independent: Yes Committees: • Audit • Nominating and Corporate Governance

LINDA B. ABRAHAM — Managing Director of Crimson Capital (early stage technology company investing and consulting)

Background: Since 2014, Ms. Abraham has served as Managing Director of Crimson Capital, which invests in and advises early stage technology companies spanning data/analytics, cybersecurity, machine learning, e-commerce, educational technology and virtual reality. From 1999 to 2013, Ms. Abraham co-founded and served as Executive Vice President of comScore, a leader in digital measurement and analytics which went public in 2007. Prior to co-founding comScore, Ms. Abraham co-founded Paragren Technologies, which provided software for customer relationship management systems (today owned by Oracle), and also served in various roles at Procter & Gamble and Information Resources, Inc., where she developed and commercialized a series of data-driven analytical products. Ms. Abraham also serves as the Vice Chair of Upskill, a virtual reality company for large scale manufacturing enterprises. Additionally, she serves on the boards of the Data Science Institute at the University of Virginia, the International Women’s Forum of Northern California and Tiger 21. Ms. Abraham is an active member of the World Economic Forum and is a member of the Selection Committee for the Technology Pioneer program. Ms. Abraham holds a degree in Quantitative Business Analysis from Penn State University.

Qualifications: Ms. Abraham’s qualifications to serve on the Board include extensive experience as a technology entrepreneur and as an expert in consumer analytics, a field that is increasingly critical to the Company’s corporate strategy and efforts to understand shopping patterns and merchandise mix.

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Director Since: 2000 Age: 63 Independent: Yes Committees: • Compensation (Chair) • Audit • Dividend Declaration • Pricing

TERRANCE R. AHERN — Chairman of the Board, SITE Centers, and Chief Executive Officer, The Townsend Group (institutional real estate consulting)

Background: Mr. Ahern is Co-Founder, Principal and Chief Executive Officer of The Townsend Group, an institutional real estate advisory and investment management firm formed in 1986. Mr. Ahern also is a member of the firm’s Investment Committee. The Townsend Group serves as adviser to, or invests on behalf of, domestic and offshore public and private pension plans, endowments and foundations, and sovereign wealth funds. Mr. Ahern has also served as an Independent Director of KKR Real Estate Finance Trust since 2017. Mr. Ahern is a past member of the Young Presidents Organization, the Pension Real Estate Association (PREA), the National Association of Real Estate Investment Trusts (NAREIT), and the National Council of Real Estate Investment Fiduciaries. He is a former member of the Board of Directors of PREA and the Board of Editors of Institutional Real Estate Securities. Mr. Ahern has been a frequent speaker at industry conferences, including PREA, NAREIT and the National Association of Real Estate Investment Managers.

Qualifications: Mr. Ahern has over 30 years of real estate industry and institutional real estate consulting experience. This experience includes founding and managing a leading institutional real estate advisory and investment firm whose core skill is analyzing real estate firms and investment opportunities. This role and experience provides Mr. Ahern with unique insight into the structure and operations of both public and private real estate companies, and into the real estate environment and capital markets in which we operate. Through his experience, Mr. Ahern has gained an understanding and knowledge of the opportunities, challenges and risks that face real estate companies, as well as the functions of a board of directors.

Director Since: 2017 Age: 48 Independent: Yes Committees: • Audit (Chair) • Compensation

JANE E. DEFLORIO — Managing Director (Retired), Deutsche Bank AG Retail/Consumer Sector Investment Banking Coverage (global banking and financial services company)

Background: Ms. DeFlorio was Managing Director, Deutsche Bank AG Retail/Consumer Sector Investment Banking Coverage, a division of a global banking and financial services company, from 2007 to 2013. While at Deutsche Bank, Ms. DeFlorio covered a range of mid- to large-cap retail clients. Prior to her role at Deutsche Bank, from 2002 to 2007, Ms. DeFlorio held the title of Executive Director in the Investment Banking Consumer and Retail Group at UBS Investment Bank, a business unit of UBS Group AG, and advised on high-profile consumer transactions. Ms. DeFlorio also served as an Independent Director of Perry Ellis International from 2014 to 2018. Ms. DeFlorio is also the Vice Chairman of the Board of Trustees and Chairman of the Audit and Risk Committee at The New School University in New York City. She also serves on the Board of Governors for The Parsons School of Design. Ms. DeFlorio is a graduate of the University of Notre Dame and Harvard Business School.

Qualifications: With over 15 years of experience in investment banking, primarily focusing on the retail sector, as well as her recent service on another public company board, Ms. DeFlorio is uniquely qualified to advise our Board in connection with capital structure, capital allocation, strategic direction, risk management, financial matters, shareholder value creation and strategic opportunities.

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Director Since: 2009 Age: 60 Independent: Yes Committee: • Nominating and Corporate Governance • Dividend Declaration

DR. THOMAS FINNE — Managing Director, KG CURA Vermögensverwaltung G.m.b.H. & Co. (commercial real estate company, Hamburg, Germany)

Background: Dr. Finne is the Managing Director of KG CURA Vermögensverwaltung G.m.b.H. & Co., a commercial real estate company located in Hamburg, Germany, that manages assets in North America and Europe. Prior to joining KG CURA Vermögensverwaltung G.m.b.H. & Co. in 1992, Dr. Finne was responsible for controlling, budgeting, accounting and finance for Bernhard Schulte KG, a ship owner and ship manager located in Hamburg, Germany. He is currently serving as a director of Sonae Sierra Brasil S.A., which owns and operates retail real estate assets in Brazil. Dr. Finne graduated with an undergraduate degree in business administration and received his doctorate from the International Tax Institute at the University of Hamburg.

Qualifications: Dr. Finne’s experience in international commercial real estate enables him to contribute an international perspective on the issues impacting a real estate company facing today’s challenges and opportunities. His service on the board of directors of several international real estate companies further provides him with business modeling experience and an appreciable awareness of the most effective and essential functions of a board of directors.

Director Since: 2017 Age: 49 Independent: No Committees: • Dividend Declaration • Pricing

DAVID R. LUKES — President and Chief Executive Officer, SITE Centers

Background: Mr. Lukes was named President and Chief Executive Officer of SITE Centers in March 2017. Mr. Lukes most recently served as Chief Executive Officer of Equity One, Inc. (“Equity One”), an owner, developer, and operator of shopping centers, as well as a member of Equity One’s Board of Directors, from June 2014 until March 2017. Mr. Lukes also served as Equity One’s Executive Vice President from May 2014 to June 2014. Prior to joining Equity One, Mr. Lukes served as President and Chief Executive Officer of Sears Holding Corporation affiliate Seritage Realty Trust, a real estate company, from 2012 through April 2014. In addition, Mr. Lukes served as the President and Chief Executive Officer of Olshan Properties (formerly Mall Properties, Inc.), a privately owned real estate firm that specializes in the development, acquisition and management of commercial real estate, from 2010 to 2012. From 2002 to 2010, Mr. Lukes served in various senior management positions at Kimco Realty Corporation, including serving as its Chief Operating Officer from 2008 to 2010. Mr. Lukes also serves as President, Chief Executive Officer and Director of Retail Value Inc. (“RVI”), an owner and operator of shopping centers located in the continental U.S. and Puerto Rico the shares of which are listed on the New York Stock Exchange, and as a Director of Citycon Oyj, an owner and operator of shopping centers located in the Nordic region the shares of which are traded on the Helsinki Stock Exchange. Mr. Lukes holds a Bachelor of Environmental Design from Miami University, a Master of Architecture from the University of Pennsylvania and a Master of Science in Real Estate Development from Columbia University.

Qualifications: Mr. Lukes’ qualifications to serve on the Board include his position as a member of the Company’s senior management, his prior experience as Chief Executive Officer and Director of Equity One, his familiarity with the retail REIT industry and his extensive expertise and experience in retail real estate development and operations.

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Director Since: 2002 Age: 67 Independent: Yes Committees: • Nominating and Corporate Governance (Chair)

VICTOR B. MACFARLANE — Chairman and Chief Executive Officer, MacFarlane Partners (real estate investments)

Background: Mr. MacFarlane is Chairman and Chief Executive Officer of MacFarlane Partners, which he founded in 1987 to provide real estate investment management services to institutional investors. Mr. MacFarlane has more than 35 years of real estate investment experience. He sits on the Advisory Board of the Robert Toigo Foundation and the Real Estate Executive Council. He also serves on the Board of Advisors for the UCLA School of Law. He is a member and former Trustee of the Urban Land Institute (ULI); a member and former Director of PREA; and a member of the International Council of Shopping Centers (ICSC), the Chief Executives Organization and the World Presidents’ Organization.

Qualifications: Mr. MacFarlane brings to our Board three decades of experience as a chief executive officer of a real estate investment and advisory firm and over 35 years of experience in the areas of real estate investment, corporate finance, portfolio management and risk management. His extensive managerial experience as well as his knowledge of the real estate and private capital industries provide our Board with an expansive view on issues impacting the Company and our corporate strategy.

Director Since: 2015 Age: 51 Independent: Yes

ALEXANDER OTTO — Chief Executive Officer, ECE Projektmanagement G.m.b.H. & Co. KG (commercial real estate company, Hamburg, Germany)

Background: Mr. Otto has served as the Chief Executive Officer of ECE Projektmanagement G.m.b.H. & Co. KG, a commercial real estate company based in Hamburg, Germany that manages assets in Europe, since 2000. Mr. Otto is a graduate of St. Clare’s, Oxford and studied at Harvard University and Harvard Business School.

Mr. Otto is a member of the boards of directors, or equivalent governing bodies, of publicly traded companies Deutsche EuroShop AG and Sonae Sierra Brasil S.A., as well as the privately held companies Otto Group and Peek & Cloppenburg KG. Additionally, Mr. Otto is the Chairman of Lebendige Stadt (“Vibrant City”) Foundation, HSV Campus gemeinnützige GmbH and the Alexander Otto Sportstiftung Foundation, is a member of the board of the Harvard Business School Foundation of Germany and, together with his wife, established the Dorit and Alexander Otto Foundation.

Qualifications: Mr. Otto has more than 25 years of experience in the shopping center business. This experience includes serving as a real estate analyst with a focus on financial analysis and appraisals of shopping centers, as well as a development manager and leasing executive for large shopping centers. These qualifications and his experience as the CEO of a leading private European shopping center company enable Mr. Otto to provide particular insights to the Board regarding the Company’s corporate strategy, the continual optimization of the Company´s operations, transactional activity and general management.

SITE Centers Corp.   ï  2019 Proxy Statement    5

Director Since: 2018 Age: 59 Independent: Yes Committees: • Audit • Compensation

DAWN M. SWEENEY — President and Chief Executive Officer of the National Restaurant Association (national trade association for the restaurant and foodservice industry)

Background: Ms. Sweeney has served as the President and Chief Executive Officer of the National Restaurant Association, the national trade association for the nation’s restaurant and foodservice industry, since October 2007. Prior to joining the National Restaurant Association, Ms. Sweeney was the President of AARP Services, a subsidiary of AARP, where she was responsible for revenue growth and new product development for the 50+ market. She also served as Group Executive for Membership, which focused on growing and diversifying AARP’s membership. Prior to joining AARP in 1999, Ms. Sweeney served as Vice President of Market Development for the National Rural Electric Cooperative Association and Vice President of Marketing for the International Dairy Foods Association. Ms. Sweeney has also served as a Vice Chair of the Board for Save the Children and as Chair of the Board of the Bryce Harlow Foundation. Ms. Sweeney earned a Bachelor of Science in Government from Colby College, and a Masters of Business Administration in Marketing from The George Washington University.

Qualifications: Ms. Sweeney’s qualifications to serve on the Board include her extensive managerial experience as well as her position as a leader in the restaurant and foodservice industry, the fastest growing tenant category.

Transactions with the Otto Family

In 2009, we entered into a stock purchase agreement with Mr. Alexander Otto. Pursuant to this agreement, Mr. Otto and certain members of his family, whom we collectively refer to as the Otto Family, purchased 40,000,000 common shares of the Company, which we refer to as the Purchased Shares. In connection with the sale of the Purchased Shares, we also entered into an investor rights agreement with Mr. Otto under which he has a right to nominate individuals for election to our Board depending on the Otto Family’s level of ownership in the Company. During such time as the Otto Family beneficially owns 17.5% or more of our outstanding common shares, our Board will nominate two persons recommended by the Otto Family who are suitable to us to become members of our Board at each annual election of Directors, and during such time as the Otto Family beneficially owns less than 17.5% but more than 7.5% of our outstanding common shares, our Board will nominate one person recommended by the Otto Family who is suitable to us to become a member of our Board at each annual election of Directors. In accordance with the investor rights agreement, Dr. Finne has been proposed by Mr. Otto and subsequently nominated and elected to our Board annually since 2009. Beginning in 2015, Mr.  Otto has designated himself as the second person to be nominated by our Board pursuant to the investor rights agreement.

Independent Directors

Our Board has affirmatively determined that all Directors who served during 2018 (except for Mr. Lukes) were, and all Directors nominated for election by the Board in 2019 (except for Mr. Lukes) are, independent within the meaning of the rules of the NYSE and, as applicable, the rules of the SEC, including with respect to the applicable Director’s service on the Compensation Committee and/or, excluding Mr. Otto and Dr. Finne, the Audit Committee. Our Corporate Governance Guidelines provide that our Board will be comprised of a majority of independent Directors and that only those Directors or nominees who meet the listing standards of the NYSE will be considered independent. Our Board reviews annually the relationships that each Director or nominee has with us (either directly or indirectly), and only those Directors or nominees whom our Board affirmatively determines have no material relationship with us will be considered independent.

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee reviews annually with our Board the composition of our Board as a whole and recommends, if necessary, action to be taken so that our Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for our Board as a whole and contains at least the

6    SITE Centers Corp.  ï  2019 Proxy Statement

minimum number of independent Directors required by applicable laws and regulations and our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of our Board appropriately reflects the needs of our business and, in furtherance of this goal, proposing the addition of Directors and requesting the resignation of Directors for purposes of ensuring the requisite skill sets and commitment of the Directors to actively participate in Board and committee meetings. Directors should possess such attributes and experience as are necessary to provide a broad range of personal characteristics including diversity, management skills, and real estate and general business experience. Directors should commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as participate in other matters necessary to ensure we are well-positioned to engage in best corporate governance practices.

In evaluating a Director candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies that our Board desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a Director; independence and willingness to consider all strategic proposals; any other criteria established by our Board and any core competencies or real estate expertise necessary to staff Board committees. In addition, the Nominating and Corporate Governance Committee will consider potential members’ qualifications to be independent under the NYSE listing standards in accordance with our Corporate Governance Guidelines, and will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills, and expertise that are likely to enhance our Board’s ability to oversee our affairs and business, including, when applicable, to enhance the ability of committees of our Board to fulfill their duties.

The Nominating and Corporate Governance Committee will consider suggestions forwarded by shareholders to our Secretary concerning qualified candidates for election as Directors. To recommend a prospective candidate for the Nominating and Corporate Governance Committee’s consideration and potential recommendation to the Board for nomination for Director, a shareholder may submit the candidate’s name and qualifications to our Secretary, Aaron M. Kitlowski, at the following address: 3300 Enterprise Parkway, Beachwood, Ohio 44122. The Nominating and Corporate Governance Committee has not established specific minimum qualifications that a candidate must have to be recommended to our Board. However, in determining qualifications for new Directors, the Nominating and Corporate Governance Committee considers those guidelines described above. The Nominating and Corporate Governance Committee will consider a pool of potential Board candidates established from recommendations from shareholders and third parties, including management and current Directors, as well as pursuant to the investor rights agreement described above under the caption “Transactions with the Otto Family.” The Nominating and Corporate Governance Committee may, in its discretion, retain a search consultant to supplement the pool of potential Board candidates considered for nomination.

Our Code of Regulations sets forth the requirements with respect to the nomination of candidates for Director by shareholders.

2018 Director Recruitment Process

In 2018, the Nominating and Corporate Governance Committee conducted a search for two new directors to replace Mr. Robert H. Gidel who did not stand for re-election to our Board at the May 2018 Annual Meeting of Shareholders and Messrs. Scott D. Roulston and Barry A. Sholem who resigned from the Board on June 30, 2018 in connection with the spin-off of RVI. In connection with its process, the Nominating and Corporate Governance Committee retained Korn Ferry, an executive search firm, to help identify director prospects, perform candidate outreach, assist in reference and background checks and provide other related services. During its search, the Nominating and Corporate Governance Committee placed an emphasis on increasing the skills and diversity of the Board and sought candidates who could provide perspective and strategic guidance on the evolving impact of e-commerce on retailers and the intersection of retail, real estate and technology. Specifically, the Nominating and Corporate Governance Committee targeted candidates with experience in logistics and the supply chain process, consumer data analytics, retail management, financial reporting and capital markets. Korn Ferry presented the Nominating and Corporate Governance Committee with over thirty qualified candidates for its consideration, and members of the Nominating and Corporate Governance Committee and the Board interviewed seven candidates before Mses. Abraham and Sweeney were elected to the Board on October 8, 2018. Following the election of Mses. Abraham and Sweeney to our Board, four of our seven incumbent independent directors have served on our Board for fewer than five years and three of our seven incumbent independent directors are women.

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Proxy Access

With the support of our shareholders, our Code of Regulations was amended in 2018 to provide proxy access pursuant to which a shareholder or group of up to 20 shareholders satisfying specified eligibility requirements may include Director nominees in our proxy materials for annual meetings. To be eligible to use proxy access, such shareholders must, among other requirements:

• have owned common shares equal to at least 3% of the aggregate of our issued and outstanding common shares continuously for at least three years;
• represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control and that such shareholders do not presently have such intent; and

•    provide a notice requesting the inclusion of Director nominees in our proxy materials and provide other required information to us not more than 150, or less than 120, days prior to the anniversary of the date that we issued our proxy statement for the prior year’s annual meeting of shareholders (unless the date for the upcoming annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting in which case the notice must be received not later than the close of business on the later of the 150th calendar day prior to such annual meeting and the tenth calendar day following the day on which public announcement of the date of the annual meeting is first made).

The maximum number of Director nominees that may be submitted pursuant to these provisions may not exceed 20% of the number of Directors then in office but in no event shall be less than two.

Majority Vote Standard

Consistent with best corporate governance practices, the Company’s Articles of Incorporation provide for a majority vote standard in uncontested elections and a plurality vote standard in contested elections of Directors. An election of Directors is contested when the number of nominees for election as a Director exceeds the number of Directors to be elected. Under a majority vote standard, each vote is specifically counted “For” or “Against” the Director’s election and an affirmative majority of the total number of votes cast “For” or “Against” a Director nominee will be required for election. Shareholders are entitled to abstain with respect to the election of a Director. With respect to the election of Directors, broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

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3. Board Governance

Board Leadership

Mr. Ahern serves as Chairman of the Board. The position of Chairman of the Board is a non-executive officer position and is expected to be held by a non-employee, independent Director. The Chairman of the Board has the following responsibilities, among others as may be determined by our Board:

• Ensure that our Board fulfills its oversight and governance responsibilities;
• Consult and advise on any operational matters as requested by our Chief Executive Officer;
• Coordinate the Board’s self-assessment and evaluation process;
• Serve as liaison between the Company’s management and the non-management Directors;
• Coordinate the Board’s annual review and input to the Company’s strategic plan;

•     Assist the Nominating and Corporate Governance Committee on corporate governance matters, such as the nomination of Board members, committee membership and rotation, and management succession planning;

• Preside over meetings of our shareholders if the President is unavailable; and
• Provide leadership to our Board, set the agenda for, and preside over, Board meetings and executive sessions of the independent and non-management Directors.

We believe that an independent Chairman of the Board, separate from our Chief Executive Officer, recognizes the time, effort and commitment that our Chief Executive Officer is required to devote to his position and to fulfill his responsibilities and the independent oversight required by our Chairman of the Board. This structure also enables our Board as a whole to fulfill its responsibility to oversee the risks presented by the Company’s long-term strategy, business plan and model.

Meetings of Our Board

During the fiscal year ended December 31, 2018, our Board held seven meetings and undertook five written actions. Each of our Directors attended at least 75% of the aggregate of (i) the number of meetings of the Board which were held during the period that such person served on the Board and (ii) the number of meetings of committees of the Board held during the period that such person served on such committee. As stated in our Corporate Governance Guidelines, all Directors are expected to attend the Annual Meeting. All of our then current Directors nominated for election attended the Annual Meeting of Shareholders in May 2018 with the exception of one Director who was absent. Our Board conducts and reviews its operations through a self-assessment process on an annual basis.

Meetings of Non-Management and Independent Directors

The non-management Directors meet in executive session in conjunction with each regularly scheduled Board meeting. These meetings are chaired by the Chairman of the Board. In addition, as required by our Corporate Governance Guidelines, the independent Directors meet at least once per year to the extent our Board includes one or more non-management Directors who are not independent.

Committees of Our Board

During 2018 and during 2019, prior to our Annual Meeting, our Board had the committees described below. The information regarding our committees set forth below reflects the participation of (i) Mr. Gidel through May 2018, as he did not stand for re-election to our Board at the 2018 Annual Meeting, (ii) Messrs. Roulston and Sholem through June 30, 2018, the date on which they resigned from our Board in connection with the spin-off of RVI and (iii) the appointment of Mses. Abraham and Sweeney to the Board on October 8, 2018. Our Board has approved the written charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, which, along with our Corporate Governance Guidelines, are posted on our website at www.sitecenters.com, under “Governance” in the “Investor Relations” section. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee conducts a self-evaluation and review of its charter annually and reports the results of these evaluations and reviews to our Board. The information contained on or accessible through our website is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement.

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AUDIT COMMITTEE

Members:

•   Ms. DeFlorio (Chair)

•  Mr. Ahern
    (commencing
    May 8, 2018)

•   Ms. Abraham     (commencing     November 13, 2018)

•   Ms. Sweeney     (commencing     November 13, 2018)

•   Mr. MacFarlane

       (from May 8, 2018

       through

       November 13, 2018)

•  Mr. Roulston

       (through

       May 7, 2018)

•  Mr. Gidel

       (through

       May 7, 2018)

Responsibilities: The Audit Committee assists our Board in overseeing: the integrity of our financial statements; compliance with legal and regulatory requirements; our independent registered public accounting firm’s qualifications and independence; the performance of our internal audit function and our independent registered public accounting firm; our enterprise risk management policies and procedures; and prepares the Audit Committee Report included in our annual proxy statement.

Independence: All of the members of the Audit Committee are independent as defined in the rules and regulations of the SEC and the NYSE listing standards, including with respect to service on the Audit Committee, in accordance with our Corporate Governance Guidelines. Our Board has determined that each current member of the Audit Committee and each member that served on the Audit Committee in 2018 is an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the federal securities laws other than Ms. Abraham, who otherwise meets audit committee financial literacy requirements.

Meetings: The Audit Committee held nine meetings in 2018.

COMPENSATION COMMITTEE

Members: • Mr. Ahern (Chair) • Ms. DeFlorio (commencing May 8, 2018) • Ms. Sweeney (commencing November 13, 2018) • Mr. MacFarlane (through May 7, 2018) • Mr. Sholem (through June 30, 2018)

Responsibilities: The Compensation Committee: reviews and approves compensation for our executive officers; reviews and recommends to our Board compensation for Directors; oversees the Company’s compensation and executive benefit plans, including those under which executive officers and Directors receive benefits; reviews and discusses with management the Compensation Discussion and Analysis and produces the Compensation Committee Report in our annual proxy statement. The Compensation Committee engages a compensation consultant to assist in the design of the executive compensation program and the review of its effectiveness, as further described below under the caption “Compensation Discussion and Analysis.” The Chief Executive Officer provides to the Compensation Committee recommendations regarding compensation for executive officers other than himself for approval by the Compensation Committee, and the Compensation Committee delegates to senior management the authority to administer certain aspects of the compensation program for non-executive officers. In addition, the Compensation Committee may form subcommittees of at least two members for any purpose it deems appropriate and may delegate to the subcommittees any of its power and authority that the Compensation Committee deems appropriate.

Independence: All of the members of the Compensation Committee are independent as defined in the rules and regulations of the SEC and the NYSE listing standards, including with respect to service on the Compensation Committee, in accordance with our Corporate Governance Guidelines.

Meetings: The Compensation Committee held five meetings and took written action on three occasions in 2018.

10    SITE Centers Corp.  ï  2019 Proxy Statement

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members:

•  Mr. MacFarlane (Chair)
    (commencing
    May 8, 2018)

•   Ms. Abraham     (commencing     November 13, 2018)

•   Dr. Finne
    (commencing
    May 8, 2018)

•   Ms. DeFlorio

       (through

       May 7, 2018)

•  Mr. Roulston

       (from May 8, 2018

        through June 30,

        2018)

•  Mr. Gidel

       (through

       May 7, 2018)

Responsibilities: The Nominating and Corporate Governance Committee: identifies individuals qualified to become members of our Board and recommends to our Board the persons to be nominated as Directors at each annual meeting of shareholders; recommends to our Board qualified individuals to fill vacancies on our Board; reviews and recommends to our Board qualifications for committee membership and committee structure and operations; recommends Directors to serve on each committee; develops and recommends to our Board corporate governance policies and procedures in compliance with the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other rules and regulations relating to our corporate governance; oversees compliance with, and reviews and makes recommendations regarding any waivers under, our Code of Business Conduct and Ethics with respect to officers and Directors; and leads our Board in its annual review of the performance of our Board.

Independence: All of the members of the Nominating and Corporate Governance Committee are independent as defined in the NYSE listing standards and in accordance with our Corporate Governance Guidelines.

Meetings: The Nominating and Corporate Governance Committee held four meetings in 2018.

DIVIDEND DECLARATION COMMITTEE

Members: • Mr. Lukes (Chair and Member) • Mr. Ahern • Dr. Finne

Responsibilities: As may be authorized by the Board, the Dividend Declaration Committee determines if and when we should declare dividends on our capital shares and the amount thereof, consistent with the dividend policy adopted by our Board.

Meetings: The Dividend Declaration Committee did not meet during 2018. The Dividend Declaration Committee took written action on four occasions in 2018.

PRICING COMMITTEE

Members: • Mr. Lukes (Chair and Member) • Mr. Ahern • Mr. Roulston (through June 30, 2018)

Responsibilities: The Pricing Committee (or duly appointed subcommittee thereof) is authorized to approve the timing, amount, price and terms of offerings of our debt and equity securities.

Meetings: The Pricing Committee did not meet or take any written actions in 2018.

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Risk Oversight

Management is responsible for the day-to-day management of risks, while the Board, as a whole and through our Audit Committee, is responsible for overseeing the risk assessment and risk management functions of the Company. The Board has delegated responsibility for reviewing our policies with respect to risk assessment and risk management to our Audit Committee through its charter. The Board has determined that this oversight responsibility can be most efficiently performed by our Audit Committee as part of its overall responsibility for providing independent, objective oversight with respect to our accounting and financial reporting functions, internal and external audit functions, systems of internal controls over financial reporting, security of information technology systems and data, and legal, ethical and regulatory compliance. Our Audit Committee regularly reports to the Board with respect to its oversight of these areas.

Compensation of Directors

Director Compensation Program

During 2018, our non-employee Directors were compensated in the form of an annual cash retainer and an annual stock retainer, which were intended to align the interests of our Directors and our shareholders, as shown below. For Directors serving less than the full year, the annual cash retainer, the annual stock retainer and any applicable committee fees paid were prorated based on the dates served.

Component	Annual Amount	Payable
Annual Stock Retainer	Equal in value to $100,000	Quarterly in common shares
Annual Cash Retainer	$50,000	Quarterly in cash or common shares, at the Director’s election

Prior to May 2018, non-employee Directors received an annual stock retainer of 8,000 common shares per year upon election at the annual meeting of shareholders. Beginning in May 2018, however, non-employee Directors instead receive an annual stock retainer equal in value to approximately $100,000, which annual stock retainer is paid quarterly in common shares based on the price of our common shares at the time of payment.

Non-employee Directors are also paid fees for service on certain committees as set forth below and for service as the Chairman of the Board. The Director who serves as the Chairman of the Board receives an annual fee of $100,000 in addition to the fees paid to all non-employee Directors. Fees are paid to committee members, the respective committee chairs and the Chairman of the Board in quarterly installments in the form of cash or common shares, at the Director’s election. Each Director is also reimbursed for expenses incurred in attending meetings because we view meeting attendance as integrally and directly related to the performance of the Directors’ duties.

	Annual Fee
Committee	Chair ($)	Member ($)
Audit Committee	40,000	25,000
Compensation Committee	40,000	25,000
Nominating and Corporate Governance Committee	30,000	20,000
Dividend Declaration Committee	—	—
Pricing Committee	—	—

12    SITE Centers Corp.  ï   2019 Proxy Statement

2018 Director Compensation

In accordance with the compensation program described above, the non-employee Directors received the following compensation during 2018:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Terrance R. Ahern	202,986	75,027	278,013
Linda B. Abraham(4)	5,389	35,294	40,683
Jane E. DeFlorio	105,389	75,027	180,416
Thomas Finne	60,389	75,027	135,416
Robert H. Gidel(4)	52,500	—	52,500
Victor B. MacFarlane	100,072	75,027	175,099
Alexander Otto	50,029	75,027	125,056
Scott D. Roulston(4)	44,611	25,005	69,616
Barry A. Sholem(4)	37,500	25,005	62,505
Dawn M. Sweeney(4)	5,417	35,294	40,711

(1)	The amounts reported in this column for Messrs. Otto and MacFarlane were paid in common shares.

(2)

The stock awards listed for Mr. Roulston were deferred into the Director’s Deferred Compensation Plan and converted into units that are the economic equivalent of common shares, as further described below.

(3)

The amounts reported in this column reflect the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718), for stock awards granted quarterly to each of the non-employee Directors in 2018, based upon the closing price of our common shares on the date of grant. The grant date fair value of each individual stock award for 2018 was as follows:

Name	May 15 ($)	August 15 ($)	October 8 ($)	November 15 ($)
Terrance R. Ahern	25,005	25,013		25,009
Linda B. Abraham			10,285	25,009
Jane E. DeFlorio	25,005	25,013		25,009
Thomas Finne	25,005	25,013		25,009
Victor B. MacFarlane	25,005	25,013		25,009
Alexander Otto	25,005	25,013		25,009
Scott D. Roulston	25,005
Barry A. Sholem	25,005
Dawn M. Sweeney			10,285	25,009

(4)	The amounts reported for Mses. Abraham and Sweeney and for Messrs. Gidel, Roulston and Sholem reflect their service on the Board for less than the entirety of 2018.

Directors’ Deferred Compensation Plan

Non-employee Directors have the right to defer the receipt of all or a portion of their fees pursuant to our Directors’ Deferred Compensation Plan. Our Directors’ Deferred Compensation Plan is an unsecured, general obligation of the Company. Participants’ contributions are converted to units, based on the market value of our common shares, so that each unit is the economic equivalent of one common share but without voting rights. Settlement of units is made in cash, common shares or a combination of both (as permitted by the plan

SITE Centers Corp.   ï  2019 Proxy Statement    13

administrators) at a date determined by the participant at the time a deferral election is made. Prior to settlement, each unit earns dividend equivalents in an amount equal to any dividends paid on our common shares during the deferral period. We have established a “rabbi” trust, which holds our common shares, to satisfy our payment obligations under the plan. Common shares equal to the number of units credited to participants’ accounts under the plan are contributed to the rabbi trust. In the event of our insolvency, the assets of the rabbi trust are available to general creditors of the Company. During their terms as Directors, Messrs. Ahern and MacFarlane have deferred compensation represented by the following number of units as of December 31, 2018:

Name	Number of Units under the Directors’ Deferred Compensation Plan	Value of Units ($)(1)
Terrance R. Ahern	171,764	1,901,431
Victor B. MacFarlane	54,382	602,011
Scott D. Roulston	21,570	238,780

(1)	Based on the closing price of our common shares on December 31, 2018.

In connection with the reverse stock split that we completed in May 2018 (the “Reverse Stock Split”), the number of units then held by each participant under the Directors’ Deferred Compensation Plan was adjusted to reflect the 1-for-2 ratio used in the Reverse Stock Split. Further, in connection with adjustments to outstanding equity awards that were approved in connection with the spin-off of RVI in July 2018, the number of units then held by each participant under the Directors’ Deferred Compensation Plan was increased to reflect substantially the value of the distribution of RVI common shares in the spin-off, but holders of such units did not receive any RVI common shares in the spin-off.

Equity Deferred Compensation Plan

During his term as a Director prior to 2006, Mr. Ahern also had the right to defer the vesting of restricted shares pursuant to the Company’s Equity Deferred Compensation Plan. Vested deferred stock units under the Equity Deferred Compensation Plan will not be distributed to him until the end of the deferral period selected. As of December 31, 2018, Mr. Ahern had 514 units deferred under this plan valued at $5,690 based on the closing price of our common shares on December 31, 2018.

In connection with the Reverse Stock Split, the number of units held by each participant under the Equity Deferred Compensation Plan was adjusted to reflect the 1-for-2 ratio used in the Reverse Stock Split. Further, in connection with the adjustments to outstanding equity awards that were approved in connection with the spin-off of RVI in July 2018, holders of units held under the Equity Deferred Compensation Plan received a cash payment in an amount substantially equal to the value of the distribution of RVI common shares that would have been received by the holders if such units had been unrestricted common shares of the Company (subject to potential deferral elections).

Director Stock Ownership Guidelines

Each non-employee Director must own common shares or common share equivalents with an aggregate market value of no less than five times the cash portion of the annual retainer paid to a Director. This ownership requirement generally must be met no later than the fifth anniversary of the date restricted shares or common shares comprising a component of the Director’s compensation are first granted to the Director, and on each December 31st thereafter. Our Board established this particular level of stock ownership for our non-employee Directors because we want to have the interests of our non-employee Directors aligned with the investment interests of our shareholders. To this end, and unless otherwise approved by the Nominating and Corporate Governance Committee, each non-employee Director is required to retain at least 50% of the common shares and common share equivalents received by the Director as compensation until such time as the minimum share ownership requirement has been satisfied. Common share units acquired by Directors under our deferred compensation plans constitute common share equivalents and count toward satisfying the stock ownership guidelines. All Directors were in compliance with the Director stock ownership guidelines as of December 31, 2018.

14    SITE Centers Corp.  ï  2019 Proxy Statement

Security Ownership of Directors and Management

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 21, 2019, except as otherwise disclosed in the notes below, by (1) our Directors, (2) our named executive officers, and (3) our current executive officers and Directors, as a group. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

Directors and Management	Amount and Nature of Beneficial Ownership of Common Shares	Percentage Ownership (%)(6)
David R. Lukes	145,755(1)	*
Linda B. Abraham	4,927	*
Terrance R. Ahern	168,632(2)(3)	*
Jane E. DeFlorio	11,878	*
Thomas Finne	40,616	*
Victor B. MacFarlane	62,795(3)	*
Michael A. Makinen	10,170(1)	*
Matthew L. Ostrower	31,008(1)	*
Alexander Otto	40,761,161(4)	22.6
Dawn M. Sweeney	3,061	*
Christa A. Vesy	86,993(1)(5)	*
All Current Executive Officers and Directors as a Group (11 persons)	41,326,996	22.9

*	Less than 1%

(1)

Does not include 94,260, 25,560, 25,560 and 25,765 restricted stock units (“RSUs”) credited to the accounts of Messrs. Lukes, Makinen and Ostrower and Ms. Vesy, respectively, which will vest in future periods pursuant to their terms. Each unit is the economic equivalent of, and settled with, one common share, but does not confer current dispositive or voting control of any common shares prior to its vesting.

(2)

Does not include 514 stock units credited to the account of Mr. Ahern with respect to restricted common shares that would have vested pursuant to their terms but were deferred to the Company’s Equity Deferred Compensation Plan. The stock units represent the right to receive common shares at the end of the deferral period, but do not confer current dispositive or voting control of any common shares.

(3)

Does not include 174,799 and 48,717 stock units credited to the accounts of Messrs. Ahern and MacFarlane, respectively, pursuant to our Directors’ Deferred Compensation Plan. Each unit is the economic equivalent of one common share, but does not confer current dispositive or voting control of any common shares.

(4)	For information regarding Mr. Otto’s beneficial ownership, see “Corporate Governance and Other Matters — Security Ownership of Certain Beneficial Owners.”

(5)	Includes 43,168 common shares subject to options exercisable on or prior to April 22, 2019.

(6)	Percentages are calculated based on 180,448,225 of our common shares outstanding as of February 21, 2019.

SITE Centers Corp.   ï  2019 Proxy Statement    15

4. Proposal Two: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

Proposal Summary and Board Recommendation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, we are asking you to cast an advisory (non-binding) vote on the following resolution at the Annual Meeting:

RESOLVED, that, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions of our Proxy Statement for the 2019 Annual Meeting, is hereby APPROVED.

This advisory vote, commonly known as a “Say-on-Pay” vote, gives you the opportunity to express your views about the compensation we pay to our named executive officers, as described in this Proxy Statement. The Board believes that our executive compensation program is designed appropriately and working effectively to help ensure that we compensate our named executive officers for the achievement of annual and long-term performance goals which will enhance shareholder value. Before you vote, please review the sections captioned “Compensation Discussion and Analysis” and “Executive Compensation Tables and Related Disclosure” below. These sections describe our named executive officer pay programs and the rationale behind the decisions made by our Compensation Committee.

You may vote “FOR” or “AGAINST” the resolution or abstain from voting on the resolution. The result of the Say-on-Pay vote will not be binding on us or our Board; however, the Board values the views of our shareholders. The Board and Compensation Committee will review the results of the vote and expect to take them into consideration in addressing future compensation policies and decisions.

This non-binding advisory vote is currently scheduled to be conducted every year. The next Say-on-Pay vote is expected to take place at our 2020 Annual Meeting of Shareholders.

BOARD RECOMMENDATION:

“For” the Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

We believe that you should vote “FOR” the approval, on a non-binding, advisory basis, of our named executive officer compensation, which, as described more fully under the section captioned “Compensation Discussion and Analysis,” we have designed to have strong links to performance, both in terms of operational and financial results as well as in creation and implementation of a corporate strategy which is designed to optimize shareholder value. At-risk elements such as annual incentives and long-term equity incentives comprise a significant portion of our overall executive remuneration. For these incentive plans, we establish performance metrics and objectives so that the level of compensation received appropriately corresponds to the level of performance achieved. In addition, the vesting of time-based RSU awards is designed to encourage ownership that results in business decisions that build long-term shareholder value and thus stock price appreciation, and retention of our named executive officers.

For 2018, 60% of the amount of our named executive officers’ annual incentive award payouts were determined by reference to the Company’s performance with respect to the following quantifiable metrics: same property net operating income (“Same Store NOI”), operating funds from operations (“Operating FFO”) and recurring general and administrative (“G&A”) expense management. The remaining 40% of each executive’s annual incentive award was tied to the Compensation Committee’s assessment of individual performance and the achievement of objectives for which the executive was individually responsible.

16    SITE Centers Corp.  ï  2019 Proxy Statement

We believe you should vote “FOR” the 2018 compensation of our named executive officers because it was aligned with our actual 2018 performance and appropriately reflects key achievements resulting from their leadership.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and the Proxy Statement for the 2019 Annual Meeting of Shareholders for filing with the SEC.

Compensation Committee

Terrance R. Ahern, Chair

Jane E. DeFlorio

Dawn M. Sweeney

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2018 were Terrance R. Ahern, Jane E. DeFlorio (May 8, 2018 to December 31, 2018), Dawn M. Sweeney (November 13, 2018 to December 31, 2018), Victor B. MacFarlane (January 1, 2018 to May 7, 2018), and Barry A. Sholem (January 1, 2018 to June 30, 2018). None of our executive officers serves or has served on the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee other than Mr. Lukes who has served as a Director and the President and Chief Executive Officer of RVI since its separation from the Company in July 2018.

SITE Centers Corp.   ï  2019 Proxy Statement    17

5. Compensation Discussion and Analysis

Overview

In this section of the Proxy Statement, we explain and discuss our 2018 executive compensation program. This discussion is also intended to describe our compensation policies with respect to our executive officers and to provide a review of our compensation decisions for 2018. Our goal is to provide a better understanding, both in absolute terms and relative to our performance, of our compensation practices and the decisions made concerning the compensation payable to our executive officers, including the Chief Executive Officer, or CEO, and the other executive officers named in the “2018 Summary Compensation Table” below. We refer to the executive officers included in that table as our “named executive officers”.

The Compensation Committee of our Board, referred to in this section as the “Committee,” generally designs and administers our executive compensation program. All principal elements of compensation paid to our named executive officers are subject to approval by the Committee.

Except as otherwise noted, all share-related data provided in this section of the Proxy Statement has been adjusted to give effect to the Reverse Stock Split effectuated in May 2018 and to equitable adjustments made to outstanding equity compensation awards on account of the dilutive impact of the July 2018 spin-off of RVI (as further described below).

Executive Summary

2018 Performance Highlights

Following our management transition in 2017, we focused our resources in 2018 on decreasing our leverage levels, enhancing our portfolio quality and more clearly defining our sustainable growth strategy. In December 2017, we announced a plan to spin off approximately 50 of our lower growth properties (including all of the Company’s properties located in Puerto Rico) into a separate publicly traded company which resulted in the distribution of shares of RVI to our shareholders in July 2018. In November 2018, the Company sold an 80% interest in a new joint venture, the Dividend Trust Portfolio, comprised of ten durable, income-oriented properties, to two Chinese institutional investors in a transaction which resulted in net proceeds to the Company of approximately $550 million. The Company used proceeds from the RVI spin-off financing, the Dividend Trust Portfolio transaction and other disposition activity consummated in 2018 to significantly reduce our leverage levels and address near-term consolidated debt maturities so that, as of December 31, 2018, the Company has relatively minimal maturities of consolidated indebtedness occurring prior to 2022. Operating results and metrics in 2018 benefitted from these transactions and the improved quality of our portfolio as evidenced by leasing spreads of 20.9% for new leases and 6.7% for renewals at the Company’s share (as compared to 11.1% and 5.2%, respectively, in 2017) and annualized base rent per occupied square foot on a pro rata basis of $17.86 at December 31, 2018 (as compared to $16.46 at December 31, 2017).

The disposition of lower growth assets through the spin-off of RVI, the Dividend Trust Portfolio transaction and other asset sales consummated during 2018 demonstrates the Company’s strategy of allocating capital to properties and investment opportunities with higher risk-adjusted growth profiles. This approach is expected to provide a more compelling and competitive investment opportunity to public real estate investors. From December 14, 2017, the date on which the Company’s management team commenced the implementation of this strategy with its announcement of its plan to spin off RVI, through close of trading on February 28, 2019, the total shareholder return on the Company’s common shares was 10.0% compared to a return of 0.3% for the FTSE NAREIT Shopping Center Index.

2018 Annual Incentive Compensation Program Overview

Our 2018 annual performance-based incentive compensation program for our named executive officers was adopted by the Committee in February 2018 and was based upon a combination of quantitative and qualitative performance measures. The majority of our named executive officers’ annual incentive awards for 2018 were

18    SITE Centers Corp.  ï  2019 Proxy Statement

linked to the Company’s performance during the year with respect to three key metrics: Same Store NOI growth; Operating FFO; and management of recurring G&A expenses. The remainder of the annual incentive award determinations involved a qualitative assessment of each named executive officer’s performance with particular consideration given to the achievement of pre-identified goals for which each executive was individually responsible.

As a result of this process, and based on the achievements highlighted above, the Committee approved annual incentive payments to our named executive officers for 2018 at the following maximum levels set forth in their respective employment agreements:

Named Executive Officer	Annual Incentive Target ($)	Actual Annual Incentive Award Payout ($)
David R. Lukes	1,062,500	1,700,000
Michael A. Makinen	500,000	750,000
Matthew L. Ostrower	500,000	750,000
Christa A. Vesy	255,000	578,000

In accordance with their employment agreements, these annual incentive payments were provided to Messrs. Lukes, Makinen and Ostrower in cash and to Ms. Vesy in a combination of cash and RSUs.

Overview of 2018 Equity Grants and Performance-Based Equity Results

2018 Performance-Based RSU Awards. Pursuant to the terms of their employment agreements, on March 2, 2018, Messrs. Lukes, Makinen and Ostrower were granted 242,380, 48,475 and 48,475 performance-based RSUs, respectively, subject to a performance period beginning on March 1, 2018 and ending February 28, 2021. These performance-based RSUs (or “PRSUs”) will become payable to the executives in shares of our common stock at the end of the performance period, if at all, based on the percentile rank of the total shareholder return (“TSR”) of the Company (adjusted as described below) measured over the performance period as compared to the total shareholder return of a defined group of peer companies. If our TSR does not exceed the 33rd percentile of the peer group during the performance period, no shares will be earned by the participants at the conclusion of the performance period. If the performance period applicable to these awards had ended on February 28, 2019, Messrs. Lukes, Makinen and Ostrower would have earned approximately 59% of the target number of shares available with respect to these awards based on our relative TSR through that date. For more information, see “– 2018 Compensation Program – Performance-Based and Retention-Based Equity Grants” below.

Settlement of Certain 2017 Performance-Based Awards; Realized Pay. On March 1, 2017, in accordance with the terms of their employment agreements, the Company granted to each of Messrs. Lukes, Makinen and Ostrower performance shares having a performance period ending on February 28, 2018, performance-based RSUs having a performance period ending on February 28, 2019 and additional performance-based RSUs having a performance period ending on February 28, 2020. Based on the relative TSR of the Company during the 12-month period ended February 28, 2018 and the 24-month period ended February 28, 2019, no shares were earned by Messrs. Lukes, Makinen and Ostrower with respect to the one-year performance shares and the two-year performance-based RSUs having performance periods ending on those dates. Similarly, if the performance period applicable to the three-year performance-based RSUs awarded in March 2017 had ended on February 28, 2019, no shares would have been earned by Messrs. Lukes, Makinen and Ostrower thereunder based on our relative TSR through that date.

The results of these performance-based awards are evidence of the alignment of our compensation program with actual performance and in certain cases have resulted in our named executive officers realizing significantly less compensation than the compensation levels reported in the “2018 Summary Compensation Table” below. For example, the one-year performance shares, two-year performance-based RSUs and three-year performance-based RSUs awarded to Mr. Lukes in March 2017 had grant date fair values of approximately $455,000, $918,000 and $1.4 million, respectively, and in the aggregate comprised approximately $2,773,000 of the $7,541,235 total compensation reported for Mr. Lukes for 2017 in the Summary Compensation Table.

SITE Centers Corp.   ï  2019 Proxy Statement    19

For a summary of performance-based equity awards granted to Messrs. Lukes, Makinen and Ostrower and their status through February 28, 2019, see “– 2018 Compensation Program – Status of Performance-Based Equity Grants” below.

2016 Value Sharing Equity Program. The final two measurement dates under the 2016 Value Sharing Equity Program (the “2016 VSEP”) occurred on June 30, 2018 and December 31, 2018. The 2016 VSEP was designed to provide an opportunity to certain officers to share in “value created” based upon increases in our adjusted market capitalization over pre-established periods of time. Among the named executive officers, only Ms. Vesy participated in the 2016 VSEP. Similar to the measurement dates occurring prior to 2018, there was no value created for the two measurement dates falling in 2018. As a result, no shares or RSUs were ever earned by any participants, including Ms. Vesy, under the 2016 VSEP, and this program has now concluded.

Retention-Based Awards. Apart from the RSUs paid to Ms. Vesy as part of her annual incentive award for 2018, no retention-based equity awards were granted to our named executive officers in 2018.

Other Compensation Decisions and Actions Taken in 2018

In February 2018, we entered into an amendment to our employment agreement with Ms. Vesy that extends the term of the agreement to December 31, 2021 and, effective January 1, 2019, increases Ms. Vesy’s base salary to $380,000.

Investor Outreach

We proactively meet with our largest shareholders from time to time in order to discuss a variety of topics regarding the Company and to give these investors an opportunity to raise questions and provide our management team with feedback. Since January 1, 2018, we have held meetings with eleven of our largest institutional investors who we believe collectively own, together with members of the Otto family, over 60% of our common shares as of December 31, 2018. Topics of discussion in these meetings often included executive compensation, the composition of our Board of Directors and other corporate governance matters. Based on the discussion of our executive compensation program at these meetings, we believe that these investors understand our executive compensation program and have a favorable view of the alignment of pay and performance created by the program’s significant use of performance-based equity. Based on these meetings, we are not aware of any significant shareholder concerns regarding our pay practices or executive compensation program.

Compensation Program Design

Compensation Philosophy and Objectives

Our primary executive compensation objectives are to:

• attract, retain and motivate executives who are capable of advancing our mission and strategy and ultimately maintain and grow our long-term equity value;
• reward executives in a manner aligned with our financial performance, organizational objectives and their individual goals;
• align the management team’s interests with our shareholders’ long-term interests through equity participation and ownership; and
• ensure that the cost of the compensation program is reasonable to shareholders.

20    SITE Centers Corp.  ï  2019 Proxy Statement

Our compensation program rewards executives for not only delivering superior returns but also for reducing the risk profile of the Company, as well as for achieving financial and non-financial measures of performance that enhance long-term shareholder value. Our executives and the Board have intentionally avoided short-term decisions that might produce inflated short-term shareholder returns in favor of longer term strategies that provide sustainable growth opportunities and enhance net asset value.

We entered into employment agreements with Messrs. Lukes, Makinen and Ostrower in March 2017, which agreements form the foundation of our executive compensation program for these executives. In designing this program, the Committee emphasized the use of performance-based awards for both the annual and long-term incentive components of these executives’ compensation in order to better align the interests of our named executive officers with those of the Company’s shareholders. At 2018 “target” compensation levels, the compensation of our CEO is summarized in the chart below, illustrating that our program is heavily weighted toward “at risk”, incentive compensation:

*	Annualized grant date fair value over the four-year term of the employment agreement.
**	Annual cash incentive is shown at the Target level. The annual incentive payout ranges from $0 (below Threshold) to $1,700,000 (Maximum).

Our long-term performance equity is based entirely on our TSR relative to that of a defined group of peer companies. Our total shareholder return has lagged that of the peer companies during the one- and two-year performance periods ending on February 28, 2018 and February 28, 2019 applicable to certain performance-based equity awarded to Mr. Lukes in March 2017. As a result, the amount of compensation realized by Mr. Lukes has been significantly below his target compensation, which further evidences our compensation philosophy and commitment to strongly align the interests of management and shareholders through the use of performance-based equity. For a summary of performance-based equity awards granted to Mr. Lukes and their status through February 28, 2019, see “– 2018 Compensation Program – Status of Performance-Based Equity Grants” below.

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Principal Elements of Our Compensation Program

The following table summarizes the key elements of our named executive officer compensation program for 2018:

Type	Element	Form	Objectives	Characteristics

Fixed	Base Salary	Cash	Competitive annual cash compensation to help retain executive talent	Competitive compensation based on comparative market analysis and contractual commitments

At Risk / Performance- Based Incentive	Annual Performance- Based Incentive Compensation	Cash and, for Ms. Vesy, time-based RSUs	Incentivizes executives to achieve individual and Company objectives and aligns executives’ compensation interests with shareholders’ investment interests	Payouts typically earned based on financial and operating metrics and individual performance and, in the case of RSUs awarded to Ms. Vesy, subject to additional time-based vesting

	Long-Term Incentive Compensation	Performance- Based RSUs or Performance Shares (for Messrs. Lukes, Makinen and Ostrower)

Motivates and rewards executives for achieving relative total shareholder return objectives, helps attract and retain executives, and aligns executives’ compensation interests with shareholders’ investment interests

Earned based on total shareholder return achievement relative to a peer group

		Time-Based RSUs	Helps attract and retain executives, and aligns executives’ compensation interests with shareholders’ investment interests by linking the value ultimately realized to the Company’s share price	Generally subject to time-based vesting on a ratable basis

		2016 VSEP Awards (for Ms. Vesy)	Motivates and rewards executives for achieving long-term share-price appreciation and total shareholder return, helps retain executives, and aligns executives’ compensation interests with shareholders’ investment interests	Fully vested shares and RSUs earned based on absolute increases in adjusted market capitalization over an established initial base point; RSUs are subject to additional time-based vesting over four years, and subject to accelerated or continued vesting in certain instances

Other	Retirement Benefits	Plan Contributions	Provides benefits that are competitive with industry practices	Standard tax-qualified defined contribution (401(k)) plan that provides a tax efficient vehicle to accumulate retirement savings, subject to limits on compensation under the Internal Revenue Code

Nonqualified deferred compensation plans that permit contributions in excess of Internal Revenue Code limits for qualified plans

	Health and Other Welfare Benefits	Benefit Coverage	Provides benefits that are competitive with industry practices	Broad-based employee benefits program, including health, life, disability and other insurance, and customary fringe benefits providing for basic health and welfare needs

	Perquisites	Expense Reimbursement	Helps attract and retain executives	Automobile service for Mr. Lukes. Reimbursement of life insurance premiums for Messrs. Lukes and Ostrower

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Pay Governance

Over the past several years we have adopted a number of compensation-related policies and have entered into new employment agreements with our executives in order to implement several best practices in executive compensation. The following are key features of our executive compensation program.

What We Do		What We Don’t Do
✓	We tie pay to performance by making a significant portion of compensation “at risk”.	X	We do not guarantee minimum incentive bonus awards.

✓	Annual incentive pay is based on multiple performance metrics established at the beginning of each year.	X	We do not encourage excessive risk taking as we use different performance metrics for our annual and long-term incentive compensation programs.

✓	A significant portion of the value of long-term performance incentives depends on relative shareholder return.	X	We do not pay dividends on unearned equity awards subject to performance-based vesting.

✓	We have stock ownership guidelines for our Directors and our named executive officers.	X	We do not allow Directors or officers to hedge or pledge company securities.

✓	We engage an independent compensation consultant to advise the Committee, which is comprised solely of independent Directors.	X	We do not allow for repricing of stock options without shareholder approval.

		X	We do not include excise tax gross-up provisions in our executive compensation arrangements.

		X	We do not offer excessive perquisites or special health and welfare plans to executives.

Role of the Committee and Management in Executive Compensation

The Committee has overall responsibility for the compensation programs provided to our named executive officers. Pursuant to the Committee’s charter, the Committee has the authority to review and approve the compensation for executive officers, including the review and approval of the design and implementation of any incentive arrangements, equity compensation, and supplemental retirement programs. Consistent with this authority, the Committee establishes financial performance metrics and targets used for annual performance-based incentives, conducts an in-depth review of performance against these objectives, reviews from time to time market pay practices as they relate to both cash-based and equity-based award programs primarily to remain informed about general compensation trends in the market, designs and adopts our long-term equity incentive compensation programs and specifically approves compensation arrangements for our named executive officers.

Our CEO provides significant input in setting the compensation for our other named executive officers by providing the Committee with an evaluation of their performance and making recommendations for any adjustments to their base and target annual incentive compensation. The Committee can accept, reject or modify the CEO’s recommendations as it sees fit, subject to the terms of any applicable employment agreement.

Role of the Compensation Consultant in Executive Compensation

For 2018, the Committee continued its retention of Gressle & McGinley as its independent compensation consultant. Gressle & McGinley was selected as the advisor to the Committee based on its extensive knowledge of the REIT sector, especially retail REITs, its experience with the Company, and its deep knowledge and experience in designing executive compensation programs over the past 30 years across multiple sectors of the

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economy. The Committee has assessed the independence of Gressle & McGinley, as required under NYSE listing rules. The Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to Gressle & McGinley. Based on this review, the Committee is not aware of any conflict of interest that has been raised by the work performed by Gressle & McGinley.

Among other matters, in 2018 Gressle & McGinley assisted the Committee with:

• Its year-end performance review of our named executive officers;

•     Its adjustment of outstanding equity awards, including performance-based RSUs issued to Messrs. Lukes, Makinen and Ostrower in 2017 and 2018, to account for the dilutive impact of the spin-off of RVI from the Company;

• Its evaluation of the amount and design of RSU awards made to various non-executives during 2018;
• Its 2018 evaluation of the Company’s Director compensation program;
• Its design and recommendation of a Director compensation program for RVI;

•     Its analysis of whether any aspects of the Company’s compensation policies and practices create or encourage the taking of risks that could reasonably be expected to cause a material adverse impact on the Company; and

• Its evaluation and design of the proposed SITE Centers Corp. 2019 Equity and Incentive Compensation Plan.

Consideration of 2018 Say-on-Pay Voting Results

At our 2018 Annual Meeting, we received nearly 96% approval, based on the total votes cast, for our annual advisory Say-on-Pay vote to approve the compensation of our named executive officers. The Committee considered this result in connection with its review of compensation policies and decisions in 2018. The Committee believes these voting results demonstrate significant, continuing support for our named executive officer compensation program, and the Committee chose not to make any substantial changes to the existing program for 2018 specifically in response to the 2018 Say-on-Pay voting results. The Committee will, however, continue to work with Gressle & McGinley to monitor changes in executive compensation to keep our executive compensation program aligned with best practices in our competitive market.

2018 Compensation Program

Base Salary Levels

We pay salaries to our named executive officers to provide them with a base level of income for services rendered. These base salaries are originally established at the time of the named executive officer’s first employment with us based on an analysis of the salaries paid to executives in comparable positions within our industry provided by Gressle & McGinley. Base salaries may be increased by the Committee from time to time, including at the time we extend or enter into new employment agreements with our named executive officers, based on market conditions and prior performance.

Base salaries for Messrs. Lukes, Makinen and Ostrower were established by the Committee in March 2017 in connection with the execution of their employment agreements and were not adjusted for 2018. Ms. Vesy’s base salary level was established in December 2016 and was not changed for 2018, though her base salary increased on January 1, 2019 from $340,000 to $380,000 in accordance with the terms of her amended employment agreement.

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Annual Incentive Compensation Design

The employment agreements with our named executive officers specify threshold, target and maximum annual incentive amounts (as a percentage of salary, or, for the portion of Ms. Vesy’s award that is payable in RSUs, salary plus earned annual incentive award). Our named executive officers are not guaranteed an annual incentive payment and each named executive officer’s annual incentive payment can be as low as zero or as high as the maximum amount set forth in his or her agreement based on the degree of achievement of corporate and individual performance measures established by the Committee at the beginning of each year. Expressed in dollar values, the minimum, threshold, target and maximum annual incentive award payable to each of our named executive officers for 2018 pursuant to the terms of his or her employment agreement, and the maximum amount expressed as a percentage of the executive’s base salary, was as follows:

	Dollar Value of
Named Executive Officer	Minimum Payout	Threshold Payout	Target Payout	Maximum Payout	Maximum Payout as a Percentage of Base Salary
David R. Lukes	$0	$425,000	$1,062,500	$1,700,000	200%
Michael A. Makinen	$0	$250,000	$500,000	$750,000	150%
Matthew L. Ostrower	$0	$250,000	$500,000	$750,000	150%
Christa A. Vesy	$0	$119,000	$255,000	$578,000	170%

In February 2018, the Committee established our 2018 annual incentive compensation program for our named executive officers. The program used a combination of company-wide operating and portfolio objectives as well as tailored goals for which the applicable named executive officer was individually responsible. In each case, the Committee believed that the performance measures were appropriate because their achievement should contribute to our long-term success and the creation of value for our shareholders.

The following charts identify the performance measures applicable to each of our named executive officers, the range of performance in 2018 for which points were awarded and the weighting of each of the performance measures to the overall score. Within the performance ranges applicable to each quantitative metric, the program awarded from one to five points based on the Company’s level of actual performance relative to break-points within the stated performance range on a formulaic, nondiscretionary basis; no points were earned on account of any quantitative measure to the extent actual performance was below the bottom end of the identified performance range (or, in the case of recurring G&A expense management, above the top end of the identified performance range). In the case of each individualized performance measure, the named executive officers received from zero to five points based on the Committee’s subjective assessment of performance. After points were awarded for each performance measure, each named executive officer was given an overall score based on the weighting of each measure as indicated below. An overall score of one point corresponded to a “threshold” incentive payout, a score of three points corresponded to a “target” incentive payout and a score of five points corresponded to a “maximum” incentive payout, in each case as indicated in the applicable executive’s employment agreement (with straight line interpolation applicable to scores between those break-points).

Mr. Lukes’ Performance Measures	Performance Range	Results	Measurement Weighting
Same Store NOI growth, adjusted(1)	0.5% to 2.5%	2.59%	30%
Operating FFO per share, adjusted(2)	$1.54 to $1.62	$1.68	20%
Recurring G&A expense management, adjusted(3)	$70.7 to $67.7 million	$66.5 million	10%
Creation of sustainable, long-term strategy	0 to 5	5	10%
Committee’s evaluation	0 to 5	5	30%

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Mr. Makinen’s Performance Measures	Performance Range	Results	Measurement Weighting
Company goals(4)	0 to 5	5	60%
Balance sheet management	0 to 5	5	10%
Committee’s evaluation	0 to 5	5	30%

Mr. Ostrower’s Performance Measures	Performance Range	Results	Measurement Weighting
Company goals(4)	0 to 5	5	60%
Balance sheet management	0 to 5	5	10%
Committee’s evaluation	0 to 5	5	30%

Ms. Vesy’s Performance Measures	Performance Range	Results	Measurement Weighting
Company goals(4)	0 to 5	5	60%
Financial statement reporting and accuracy	0 to 5	5	10%
Committee’s evaluation	0 to 5	5	30%

(1)

The Company defines Same Store NOI, a supplemental non-GAAP financial metric, as property revenues less property-related expenses, which exclude straight-line rental income and expenses, lease termination income, management fee expense, fair market value of leases and expense recovery adjustments. Same Store NOI also excludes activity associated with development and major redevelopment and includes assets owned in comparable periods (15 months for quarter comparisons). Same Store NOI excludes all non-property and corporate level revenue and expenses. Other real estate companies may calculate Same Store NOI in a different manner. For the limited purpose of determining 2018 executive incentive payouts, reported Same Store NOI growth was adjusted to eliminate the impact of the unbudgeted loss of income resulting from major tenant bankruptcies. The Company believes NOI provides useful information to investors regarding the Company’s financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level and, when compared across periods, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis. The Company believes Same Store NOI provides investors with additional information regarding the operating performances of comparable assets because it excludes certain non-cash and non-comparable items as noted above.

(2)

Funds from Operations (“FFO”) is a supplemental non-GAAP financial measure used as a standard in the real estate industry and is a widely accepted measure of real estate investment trust (“REIT”) performance. FFO is generally defined and calculated by the Company as net income (loss) (computed in accordance with GAAP), adjusted to exclude: (a) preferred share dividends, (b) gains and losses from disposition of depreciable real estate property and related investments, which are presented net of taxes, (c) impairment charges on depreciable real estate property and related investments and (iv) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income (loss) from joint ventures and equity income (loss) from non-controlling interests and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and non-controlling interests, determined on a consistent basis. The Company’s calculation of FFO is consistent with the definition of FFO provided by the National Association of Investment Trusts (“NAREIT”). The Company calculates Operating FFO by excluding certain non-operating charges, income and gains in order to allow investors to analyze the results of its operations and assess performance of the core operating real estate portfolio. For the limited purpose of determining 2018 executive incentive compensation, reported Operating FFO per share was adjusted to eliminate the impact of the unbudgeted loss of income resulting from major tenant bankruptcies. The Company believes that Operating FFO provides additional indicators of the financial performance of a REIT. The Company also believes that Operating FFO more appropriately measures the core operations of the Company and provides benchmarks to its peer group. Operating FFO is useful to investors as the Company removes non-comparable charges, income and gains to analyze the results of its operations and assess performance of the core operating real estate portfolio. Other real estate companies may calculate Operating FFO in a different manner.

(3)

For the purpose of determining 2018 executive incentive compensation, Recurring G&A expense management was determined by adjusting the Company’s General and Administrative expense reported for 2018 to eliminate the impact of (a) the mid-year reclassification of certain costs relating to property management from General and Administrative expense to Operating and Maintenance expense in the financial statements and (b) separation charges recorded in the second quarter of 2018 related to a reduction in the Company’s workforce.

(4)

For each of Messrs. Makinen and Ostrower and Ms. Vesy, “company goals” were defined to consist of the same three organizational-level goals established for Mr. Lukes, namely Same Store NOI growth, Operating FFO and Recurring G&A expense management.

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Annual Incentive Compensation Decisions

Based on the Company’s performance and the Committee’s assessment of the named executive officers’ individual achievements in 2018, the Committee determined that each of Messrs. Lukes, Makinen and Ostrower and Ms. Vesy earned an overall score of 5 points with respect to their annual incentive compensation award. These scores entitled Messrs. Lukes, Makinen and Ostrower and Ms. Vesy to annual incentive payouts for 2018 in the amounts of $1,700,000, $750,000, $750,000 and $578,000, respectively, which represented the maximum annual incentive award opportunity provided under their employment agreements. In accordance with their employment agreements, these annual incentive payments were provided to Messrs. Lukes, Makinen and Ostrower in cash and to Ms. Vesy in a combination of cash and RSUs. The number of RSUs granted to Ms. Vesy was calculated based on the value of our common shares as of the payout, and such RSUs generally vest in three equal installments on the first three anniversaries of the grant date.

With respect to the individualized, qualitative components of the annual incentive compensation program, the Committee recognized the named executive officers’ collective contributions to the completion of the RVI spin-off and Dividend Trust Portfolio transactions, the significant improvement in the level and duration of the Company’s indebtedness, the reduction of overhead expenses in order to better align with the Company’s reduced portfolio size, and the execution of the Company’s well-attended “investor day” conference in October 2018. The Committee also considered the following individual achievements:

•     For Mr. Lukes: the cultivation of unique relationships with foreign investors which might provide the Company with additional sources of capital in the future; his collaboration with the Board of Directors to successfully identify and recruit two additional Directors; and increased interactions with the Company’s largest institutional shareholders in order to highlight the Company’s new strategy and progress made towards its realization.

•     For Mr. Ostrower: the development of a more robust financial planning and analysis team responsible for the management of the Company’s corporate budget and long-term corporate model; the assumption of leadership for the Company’s joint venture platform; and leadership with respect to investor relations and financial reporting for the Company and its various constituencies, including RVI and each of the Company’s joint ventures.

•     For Mr. Makinen: the restructuring of the property management and leasing departments; strategy and progress with respect to leasing major anchor vacancies; increased efficiencies with respect to the internal lease approval and property budgeting processes; and increased use of consumer data to better inform the Company’s tenant marketing efforts and leasing decisions.

•     For Ms. Vesy: leadership with respect to the accounting and reporting function for RVI; contributions to the Company’s improved corporate budget process; and leadership with respect to the internal communication and adoption of the Company’s new strategy and corporate culture.

Other Cash-Based Awards

Under the terms of her employment agreement, Ms. Vesy was entitled to a special cash award opportunity equal in value to her “target” annual cash incentive opportunity as in effect on March 1, 2017 ($136,000), which award vested on January 1, 2018 due to Ms. Vesy’s continued employment with the Company through such date.

Performance-Based and Retention-Based Equity Grants

2018 Performance-Based RSU Awards. Pursuant to the terms of their employment agreements, on March 2, 2018, Messrs. Lukes, Makinen and Ostrower were granted 242,380, 48,475 and 48,475 performance-based RSUs, respectively, subject generally to a performance period beginning on March 1, 2018 and ending on February 28, 2021.

In each case, these performance-based RSUs will become payable to the executive at the end of the performance period, if at all, based on the percentile rank of the TSR of the Company (adjusted as described below) measured

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over the performance period as compared to the total shareholder return of a particular set of peer companies during such period as shown below (with straight-line interpolation between levels):

Performance Level	Relative TSR	Percentage Earned
Below Threshold	Below 33rd percentile	0%
Threshold	33rd percentile	50%
Target	55th percentile	100%
Maximum	70th percentile or above	200%

For these purposes, the peer companies consist of: Acadia Realty Trust, Brixmor Property Group Inc., Federal Realty Investment Trust, Kimco Realty Corporation, Kite Realty Group Trust, Ramco-Gershenson Properties Trust, Regency Centers Corporation, Retail Opportunity Investments Corp., Retail Properties of America, Inc., Urban Edge Properties, and Weingarten Realty Investors. These eleven entities were chosen because they were considered to be most similar to the Company in terms of the economic forces that impact their financial performance and the trading characteristics of their common stock. In the event that the TSR of the Company during the performance period is negative, the number of performance-based RSUs earned by the executive will be reduced by one-third.

In connection with the July 2018 spin-off of RVI, the Committee made an equitable adjustment to the terms of the performance-based RSUs granted to Messrs. Lukes, Makinen and Ostrower in March 2017 and March 2018 so that the determination of the Company’s TSR during the applicable performance period involves a comparison of (1) the Company’s share price at the beginning of the performance period (as adjusted for the Company’s Reverse Stock Split consummated in May 2018) to (2) the sum of the Company’s ending share price and RVI’s ending share price (adjusted for the distribution ratio in the RVI spin-off) with dividends paid on Company and RVI common shares during the applicable performance period deemed reinvested in the Company’s common shares (again, adjusted for the distribution ratio in the RVI spin-off), all in order to help preserve the Committee’s intentions regarding the original awards.

If the performance period applicable to the performance-based RSUs granted in March 2018 had ended on February 28, 2019, Messrs. Lukes, Makinen and Ostrower would have earned approximately 59% of the target number of shares available with respect to these awards based on our TSR relative to the peer companies through that date.

Settlement of Certain 2017 Performance-Based Awards. In early 2018 and early 2019, attainment of the performance objectives was determined with respect to the performance share and performance-based RSU awards granted to Messrs. Lukes, Makinen and Ostrower in 2017 that were subject to a performance period beginning on March 1, 2017 and ending on February 28, 2018 and February 28, 2019, respectively (the “Completed Awards”). From 0% to 200% of each Completed Award could have been earned based on the percentile rank of the TSR of the Company (incorporating, as a result of adjustments approved in connection with the spin-off of RVI, dividend and share price performance of RVI, accounting for the distribution ratio for the spin-off) measured over the applicable performance period as compared to the total shareholder return of the same set of peer companies described above with respect to 2018 performance-based RSU awards, and using the same performance matrix as set forth above for such 2018 performance-based RSU awards. Based on relative TSR performance during the applicable performance periods, no portion of the Completed Awards was earned and no shares were received by Messrs. Lukes, Makinen and Ostrower with respect to these awards.

On February 28, 2020, attainment of the performance objectives with respect to the final tranche of the performance-based RSUs granted to Messrs. Lukes, Makinen and Ostrower in March 2017 will be determined. Similar to the Completed Awards, if the performance period applicable to the final tranche of the March 2017 performance-based RSUs had ended on February 28, 2019, no shares would have been earned by Messrs. Lukes, Makinen and Ostrower thereunder based on our TSR relative to the peer companies through that date.

Retention-Based RSUs. In connection with the execution of their employment agreements in March 2017, each of Messrs. Lukes, Makinen and Ostrower received a retention-based award of 125,680, 34,080 and 34,080 RSUs, respectively. In general, and subject to the Executive’s continued employment by the Company, these RSUs vest in four substantially equal installments on each of the first four anniversaries of the March 2, 2017 grant date. In connection with the execution of her employment agreement in December 2016, Ms. Vesy received a retention-based grant of 5,601 RSUs which generally vests in three substantially equal installments beginning on December 1, 2017 subject to her continued employment by the Company.

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No separate retention-based equity awards were granted to our named executive officers in 2018 (other than the RSUs paid to Ms. Vesy as part of her annual incentive award for 2018).

More information concerning the terms of the employment agreements, including the equity compensation granted to the executives thereunder, is provided under the section entitled “Employment Agreements” in the “Executive Compensation Tables and Related Disclosure” section of this Proxy Statement.

2016 Value Sharing Equity Program

In February 2016, we adopted the 2016 VSEP, a performance-based, long-term equity incentive program, and awarded opportunities thereunder to certain officers, including only Ms. Vesy among the named executive officers. The 2016 VSEP was designed to reward participants for contributing to our financial performance and allow such participants to share in “Value Created” (as defined in accordance with the terms of the program), based upon increases in our adjusted market capitalization over the initial market capitalization amount established under the 2016 VSEP over pre-established periods of time. Under the 2016 VSEP, participants were granted performance-based award opportunities which, if earned, were to be settled 20% in our common shares and 80% in RSUs generally subject to a four-year vesting requirement.

Pursuant to the award terms, on five specified measurement dates (the first date occurring on February 23, 2017, with subsequent measurement dates occurring on June 30, 2017, December 31, 2017, June 30, 2018 and December 31, 2018), the Company measured the “Value Created” during the period between the start of the 2016 VSEP and the applicable measurement date. Value Created was measured for each period for the performance awards as the increase in the Company’s market capitalization on the applicable measurement date (in other words, the product of the Company’s five-day trailing average share price as of each measurement date — price-only appreciation, not total shareholder return — and the number of shares outstanding as of the measurement date), as adjusted for equity issuances and/or equity repurchases, over the Company’s initial market capitalization at the start of the 2016 VSEP utilizing the starting share price. Each participant was assigned a “percentage share” of the Value Created for the performance awards, which in Ms. Vesy’s case was 0.06%.

There was no Value Created at any measurement date under the 2016 VSEP, and therefore no shares or RSUs were earned by any of the participants, including Ms. Vesy, under the 2016 VSEP. The 2016 VSEP has now concluded.

Adjustments to Equity Compensation Awards in Connection with Spin-Off and Reverse Stock Split

In connection with the Reverse Stock Split in May 2018 and the spin-off of RVI in July 2018, outstanding equity-based awards were equitably adjusted as described in the narrative disclosure that follows the “Outstanding Equity Awards at 2018 Fiscal Year-End Table” table in this Proxy Statement.

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Status of Performance-Based Equity Grants

The table below summarizes the performance periods and payout, or projected payout, of the TSR-based performance equity awarded to Messrs. Lukes, Makinen and Ostrower in March 2017 and March 2018 based on our total shareholder return as of February 28, 2019. The table also includes a comparison of the value of each of these awards included in the 2018 Summary Compensation Table for Mr. Lukes to the value realized, or projected to be realized, by Mr. Lukes.

Performance Period	2017	2018	2019	2020	Status	% Payout	Summary Compensation Table Value – CEO (Year)	Actual Realized Value – CEO (Year)
2017 1-Year Performance Shares	100% Completed				Below Threshold and 100% Forfeited	0%	$454,686 (2017)	$0 (2018)
2017 2-Year PRSUs	100% Completed				Below Threshold and 100% Forfeited	0%	$918,225 (2017)	$0 (2019)
2017 3-Year PRSUs	67% Completed				Below Threshold	0%*	$1,428,225 (2017)	$0* (2020)
2018 3-Year PRSUs		33% Completed			Above Threshold but Below Target	59%*	$3,379,167 (2018)	$1,993,709* (2021)

*	Projected based on total shareholder return as of February 28, 2019.

Other Benefits and Information

Perquisites and Fringe Benefits. The named executive officers received certain additional benefits during 2018. The Committee believes that these benefits are reasonable and consistent with its overall compensation program and better enable us to attract and retain superior executive talent.

For 2018, each of Messrs. Lukes, Makinen and Ostrower and Ms. Vesy were eligible for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time, and other customary fringe benefits generally on terms available to our other employees.

Pursuant to his employment agreement, Mr. Lukes is entitled to automobile service for business and personal use. The benefit includes all reasonable related maintenance, repairs, parking, gasoline, insurance and other reasonable costs and expenses.

Pursuant to their employment agreements, Messrs. Lukes and Ostrower are entitled to reimbursement (up to an aggregate maximum of $25,000 in any calendar year) for premiums for life, disability and/or similar insurance policies.

Retirement Benefits. We have established a tax qualified 401(k) plan for our employees pursuant to which we made semi-monthly matching contributions during 2018 equal to 50% of each participant’s contribution, up to 6% of the sum of his or her base salary plus annual cash performance-based incentive, not to exceed 3% of the sum of the participant’s base salary plus annual cash performance-based incentive, subject to Internal Revenue Code limits.

Elective Deferred Compensation Plan. Our named executive officers are entitled to participate in our Elective Deferred Compensation Plan. Pursuant to the Elective Deferred Compensation Plan, certain of our officers can defer up to 100% of their base salaries and annual cash performance-based incentives, less applicable taxes and authorized benefits deductions. The Elective Deferred Compensation Plan is a nonqualified plan and is an unsecured, general obligation of the Company, and we have established and funded a “rabbi” trust to satisfy our payment obligations under this plan. The Company provides a matching contribution to any participant who defers compensation into the Elective Deferred Compensation Plan equal to the difference between (1) up to 3% of the sum of the participant’s base salary and annual cash performance-based incentive eligible for deferral under the 401(k) plan and the Elective Deferred Compensation Plan, combined, and (2) the actual employer

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matching contribution provided under the 401(k) plan. Earnings on a participant’s deferred account are based on the results of the investment options available in the plan that are selected by the participant. Settlement is generally made in cash at a date determined by the participant at the time a deferral election is made. None of the named executive officers elected to defer any portion of their 2018 compensation pursuant to the Elective Deferred Compensation Plan.

Equity Deferred Compensation Plan. Pursuant to the Equity Deferred Compensation Plan, certain of our officers, including the named executive officers, have the right to defer the receipt of restricted shares or RSUs earned under any equity compensation plan. The value of a participant’s deferrals is converted into units, based on the market value of our common shares at the time of the deferral, so that each unit is equivalent in value to one common share. We have established and funded a “rabbi” trust, which holds our common shares, to satisfy our payment obligations under this plan. Common shares equal to the number of units credited to the participants’ accounts under this plan are placed in the rabbi trust. In the event of our insolvency, the assets of the rabbi trust are available to general creditors. Settlement of units is generally made in our common shares at a date determined by the participant at the time a deferral election is made. None of our named executive officers elected to defer 2018 service-based RSUs pursuant to the Equity Deferred Compensation Plan.

Stock Ownership Guidelines

Under our stock ownership guidelines, each named executive officer must own common shares or common share equivalents with an aggregate market value of no less than the applicable multiple of such officer’s annual base salary for the immediately preceding year. For the Chief Executive Officer, the multiple is five times his annual base salary; for the Chief Operating Officer and Chief Financial Officer, the multiple is three times his base salary; and for all other executive officers, the multiple is one times his/her annual base salary. Our Board established these particular levels of stock ownership for our named executive officers because we want to have the interests of our named executive officers aligned with the investment interests of our shareholders.

Such minimum share ownership requirement must be satisfied (1) initially, by no later than the fifth anniversary of the first March 31st following the date such officer receives his or her first grant as a named executive officer, and then (2) on each anniversary of March 31st thereafter. To that end, and unless otherwise approved by the Nominating and Corporate Governance Committee, each named executive officer is required to retain 50% of the common shares or common share equivalents of the Company acquired through grants from the Company as part of compensation until such time as the minimum share ownership requirement is satisfied. Unvested restricted shares, RSUs and shares deferred into our Equity Deferred Compensation Plan constitute common share equivalents and count toward satisfying the stock ownership guidelines. As of February 28, 2019, all of our named executive officers were in compliance with the stock ownership guidelines.

Hedging and Pledging Policy

Our Board adopted a policy prohibiting our Directors and officers from (1) engaging in certain hedging transactions involving the Company’s stock, and (2) pledging Company stock as collateral for a loan because the Board determined that such a policy is in the best interests of the Company and our shareholders. Currently, all executive officers and Directors are in compliance with the Company’s policy.

Tax and Accounting Implications

The Company made an election to qualify as a REIT under the Internal Revenue Code, and as such generally will not be subject to federal income tax. Thus, the deduction limit for compensation paid to certain covered employees, provided under Section 162(m) of the Internal Revenue Code of 1986, as amended, was generally not material to the design and structure of our named executive officer compensation program for 2018.

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Compensation-Related Risk Analysis

The Committee has overall responsibility for overseeing the risks relating to compensation policies and practices affecting senior management. The Committee uses its consultant, Gressle & McGinley, to independently consider and analyze the extent, if any, to which our compensation policies and practices might create risks for the Company, and this review also focuses on variable and incentive compensation elements, as well as policies and practices that could mitigate or balance any such incentives.

After conducting this review, including most recently in early 2019, the Committee has determined that none of our compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on the Company. In making this determination, the Committee considered that a significant portion of total executive compensation in recent years has been comprised of time-based RSUs that vest over several years and long-term performance-based RSUs whose vesting is based on both relative and absolute shareholder return over a multi-year period. The Committee believes that these equity award structures and the corresponding vesting conditions encourage actions and behaviors that increase long-term shareholder value rather than short-term risk taking. In addition, annual incentive compensation awarded to our executive officers is typically based on a combination of quantitative and qualitative performance metrics, thereby reducing the likelihood that our executives are overly focused on any single metric that might encourage risky behavior.

32    SITE Centers Corp.  ï  2019 Proxy Statement

6. Executive Compensation Tables and Related Disclosure

2018 Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)(4)	All Other Compensation ($)(5)	Total ($)
David R. Lukes	2018	850,000	—	3,379,167	—	1,700,000	45,691	5,974,858
Chief Executive Officer and President	2017	705,064	1,154,195	5,624,143	—	—	57,833	7,541,235
	2016	—	—	—	—	—	—	—
Michael A. Makinen	2018	500,000	—	675,833	—	750,000	12,639	1,938,472
Executive Vice President and Chief Operating Officer	2017	414,744	522,260	1,325,789	—	—	10,294	2,273,087
	2016	—	—	—	—	—	—	—
Matthew L. Ostrower	2018	500,000	—	675,833	—	750,000	34,300	1,960,133
Executive Vice President, Chief Financial Officer and Treasurer	2017	414,744	522,260	1,325,789	—	—	18,850	2,281,643
	2016	—	—	—	—	—	—	—
Christa A. Vesy	2018	340,000	136,000	323,019	—	272,000	11,094	1,082,113
Executive Vice President and Chief Accounting Officer	2017	340,000	68,000	204,026	—	136,000	10,944	758,970
	2016	310,175	100,000	449,815	23,610	204,000	15,823	1,103,423

(1)

The amounts reported in columns (c) and (g) for 2018 include amounts deferred into our 401(k) plan (a qualified plan) by Messrs. Lukes, Makinen, Ostrower, and Ms. Vesy for the year ended December 31, 2018 as follows: Mr. Lukes, $18,500; Mr. Makinen, $24,500; Mr. Ostrower, $18,500; and Ms. Vesy, $18,500.

(2)

The amount reported in column (d) for Ms. Vesy for 2018 reflects a special cash bonus paid to her in January 2018 pursuant to the terms of her employment agreement, which award vested on January 1, 2018 due to Ms. Vesy’s continued employment with the Company through such date.

(3)

The amounts reported in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of all stock awards granted during the reported years. Assumptions used in the calculation of these amounts for 2018 are included in footnote 15 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. The amounts reported in this column for 2018 are as follows:

•

for each of Messrs. Lukes, Makinen and Ostrower, reflects the grant date fair value of performance-based RSUs granted in March 2018 in accordance with their employment agreements. The grant date fair value associated with each of these awards was computed in accordance with FASB ASC Topic 718 and is based on the probable outcome of the performance conditions though the ultimate value of the awards could be as low as zero. Assuming achievement of maximum performance, the value as of the grant date of such awards made to Messrs. Lukes, Makinen and Ostrower would be $6,758,334, $1,351,666 and $1,351,666, respectively. See “Compensation Discussion and Analysis — 2018 Compensation Program — Performance-Based and Retention-Based Equity Grants”; and

•

for Ms. Vesy includes (i) the grant date fair value of an annual performance-based equity incentive award granted in February 2018 for the 2017 performance period in the form of RSUs and (ii) the fair value of a performance based equity incentive award opportunity granted in February 2018 pursuant to which Ms. Vesy was entitled to receive RSUs in early 2019 upon the achievement of specified objectives in 2018. The fair value of the equity incentive award described in clause (ii) was determined based on the probable outcome of the award which was determined on the service inception date to be the target value (i.e. $119,000); such amount does not represent the amount actually paid to Ms. Vesy with respect to the performance based equity incentive award granted in February 2018 which amount was determined in February 2019 to be $306,000. See “Compensation Discussion and Analysis — 2018 Compensation Program — Annual Incentive Compensation Decisions.”

(4)

The amounts reported in column (g) for 2018 reflect cash amounts earned by Messrs. Lukes, Makinen and Ostrower and Ms. Vesy as annual cash performance-based incentive compensation for 2018. For more information about the award reported in this column for 2018, see “Compensation Discussion and Analysis — 2018 Compensation Program — Annual Incentive Compensation Decisions” above.

(5)	The amounts shown in column (h) for the named executive officers for 2018 include:

•	for Mr. Lukes, automobile service, reimbursement of personal disability/life policies of $25,000 and matching contributions to the 401(k) plan;

•	for Mr. Makinen, matching contributions to the 401(k) plan and disability insurance premiums;

•	for Mr. Ostrower, reimbursement of personal disability/life policies of $25,000 and matching contributions to the 401(k) plan;

•	for Ms. Vesy, matching contributions to the 401(k) plan and disability insurance premiums;

None of the amounts reported for the named executive officers for 2018 in column (h), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits, except as disclosed in this footnote.

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2018 Grants of Plan-Based Awards Table

Name	Grant Date	Committee Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#/$)	Target (#/$)	Maximum (#/$)
David R. Lukes	2/27/18	2/27/18	42,500	1,062,500	1,700,000	—	—	—	—	—	—	—
	3/02/18	1/29/18	—	—	—	121,190	242,380	484,760	—	—	—	3,379,167
Michael A. Makinen	2/27/18	2/27/18	25,000	500,000	750,000	—	—	—	—	—	—	—
	3/02/18	1/29/18	—	—	—	24,238	48,475	96,950	—	—	—	675,833
Matthew L. Ostrower	2/27/18	2/27/18	25,000	500,000	750,000	—	—	—	—	—	—	—
	3/02/18	1/29/18	—	—	—	24,238	48,475	96,950	—	—	—	675,833
Christa A. Vesy	2/22/18	2/20/18	—	—	—	—	—	—	16,644	—	—	204,019
	2/27/18	2/27/18	6,800	136,000	272,000	—	—	—	—	—	—	—
	2/27/18	2/27/18	—	—	—	4,335	119,000	306,000	—	—	—	119,000

(1)

Amounts reflect the annual cash performance-based incentive compensation opportunity established for 2018 though the ultimate value of the of the executive’s annual cash performance-based incentive payout could be zero. For purposes of this table, “Threshold” represents the lowest possible amount that could be earned by the executive if he or she received anything – in other words, a payout corresponding to a score of one point on the lowest weighted 2018 annual incentive performance metric and a score of zero points on all other performance metrics. The amount actually earned by the named executive officers, as determined by the Committee in February 2019, is included in the “Non-Equity Incentive Plan Compensation” column (column (g)) of the 2018 Summary Compensation Table above. See “Compensation Discussion and Analysis — 2018 Compensation Program — Annual Incentive Compensation Decisions” above for additional information about the annual cash performance-based incentive compensation awards.

(2)

Amounts in this column for Messrs. Lukes, Makinen and Ostrower represent performance-based RSU awards granted pursuant to their respective employment agreements with the Company pursuant to which a certain number of common shares may be issued at the end of the three-year performance period based on the relative and absolute return of our common stock during the performance period. The number of shares represents the threshold, target and maximum number of shares eligible to be issued at the conclusion of the performance period though the ultimate value of the performance-based RSU awards could be zero. For more information about these awards, see “Compensation Discussion and Analysis — 2018 Compensation Program — Performance-Based and Retention-Based Equity Grants” above.

Amounts in this column for Ms. Vesy represent, in dollars, the value of the potential award of RSUs issuable as partial payment of Ms. Vesy’s 2018 annual incentive compensation opportunity pursuant to the 2018 annual incentive compensation program. This award is denominated in dollars but payable in RSUs. For more information about this award, see “Compensation Discussion and Analysis — 2018 Compensation Program — Annual Incentive Compensation Decisions.”

(3)	The amount disclosed in this column for Ms. Vesy reflects an annual equity award of RSUs granted in February 2018 related to the 2017 performance period.

(4)

Amounts in this column relating to equity awards are computed in accordance with FASB ASC Topic 718. Certain amounts shown in this column with respect to Messrs. Lukes, Makinen and Ostrower represent the fair values of the performance-based RSU awards granted to them in March 2018 pursuant to the terms of their employment agreements, which values are presented based on the probable outcome of the awards.

Certain amounts shown in this column with respect to Ms. Vesy represent the fair value of the incentive award opportunity granted on February 27, 2018 pursuant to which Ms. Vesy was entitled to receive RSUs at the conclusion of 2018 as partial payment of Ms. Vesy’s 2018 annual incentive compensation based upon the achievement of specified performance measures. The fair value of this award was based on the probable outcome of the award, which was determined on the service inception date to be the target value. Such amount does not represent the amount paid to Ms. Vesy with respect to the equity portion of her 2018 incentive award, which amount was determined in early 2019 to be $306,000.

For RSU awards, the value is calculated using the closing price of our common stock on the grant date.

Grants made in 2018 are described more fully in the “Compensation Discussion and Analysis” and “Employment Agreements” sections of this Proxy Statement. More information concerning the terms of the employment agreements, if applicable, and the amounts payable pursuant to the employment agreements is provided under the section entitled “Employment Agreements” of this Proxy Statement. More information concerning the amount of salary and incentive compensation in proportion to total compensation for Mr. Lukes is provided under the section entitled “Compensation Program Design” in this Proxy Statement.

34    SITE Centers Corp.  ï  2019 Proxy Statement

Outstanding Equity Awards at 2018 Fiscal Year-End Table(1)

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)(5)
David R. Lukes	3/02/2017	—	—	—	—	94,260	1,043,458	—	—
	3/02/2017	—	—	—	—	—	—	21,301	235,802
	3/02/2017	—	—	—	—	—	—	31,952	353,709
	3/02/2018	—	—	—	—	—	—	121,190	1,341,573
Michael A. Makinen	3/02/2017	—	—	—	—	25,560	282,949	—	—
	3/02/2017	—	—	—	—	—	—	4,260	47,158
	3/02/2017	—	—	—	—	—	—	6,390	70,737
	3/02/2018	—	—	—	—	—	—	24,237	268,304
Matthew L. Ostrower	3/02/2017	—	—	—	—	25,560	282,949	—	—
	3/02/2017	—	—	—	—	—	—	4,260	47,158
	3/02/2017	—	—	—	—	—	—	6,390	70,737
	3/02/2018	—	—	—	—	—	—	24,237	268,304
Christa A. Vesy	2/22/2010	3,057	—	16.33	2/22/2020	—	—	—	—
	2/22/2011	1,881	—	22.34	2/22/2021	—	—	—	—
	2/22/2012	2,775	—	22.39	2/22/2022	—	—	—	—
	2/22/2013	3,777	—	27.33	2/22/2023	—	—	—	—
	2/22/2014	12,773	—	26.83	2/22/2024	—	—	—	—
	2/22/2015	9,830	—	31.11	2/22/2025	—	—	—	—
	2/23/2016	6,050	3,025	26.60	2/23/2026	—	—	—	—
	various	—	—	—	—	49,068	543,183	—	—

(1)	Except as otherwise indicated, the information in the Outstanding Equity Awards at 2018 Fiscal Year-End Table is provided as of December 31, 2018.

(2)	Unexercisable stock options generally vest in three equal annual installments beginning one year after the grant date.

(3)	The figures in this column with respect to the following named executive officers reflect restricted share units or restricted shares that generally vest or vested as follows:

Mr. Lukes (#)	Mr. Makinen (#)	Mr. Ostrower (#)	Ms. Vesy (#)	Award Type	Vesting Dates
—	—	—	602	RSA	February 22, 2019
—	—	—	1,418	RSU	February 23, 2019 and 2020
—	—	—	1,867	RSU	December 1, 2019
—	—	—	5,836	RSU	February 22, 2019 and 2020
94,260	25,560	25,560	—	RSU	March 2, 2019, 2020 and 2021
—	—	—	16,644	RSU	February 22, 2019, 2020 and 2021
—	—	—	22,701	RSU	February 22, 2020, 2021 and 2022
94,260	25,560	25,560	49,068		Total

The 22,701 RSUs granted on February 22, 2019 to Ms. Vesy constitute the equity portion of her 2018 annual incentive compensation determined in 2019 to have been earned with respect to performance in 2018; the service inception date for this award occurred in 2018.

(4)	These amounts were calculated based upon the closing price of our common shares on December 31, 2018 of $11.07.

(5)

For Messrs. Lukes, Makinen and Ostrower, represents for each award the “threshold” number of shares that could be earned under outstanding performance-based RSUs for the performance period beginning on March 1, 2017 and ending on February 28, 2019 (the second row) and 2020 (the third row) and for the performance period beginning on March 1, 2018 and ending on February 28, 2021 (the fourth row). These awards are described more fully in “Compensation Discussion and Analysis — 2018 Compensation Program — Performance-Based and Retention-Based Equity Grants” above.

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In accordance with the terms of our 2012 Equity and Incentive Compensation Plan (the “2012 Plan”), the Committee approved equitable adjustments to outstanding equity awards in connection with the Reverse Stock Split in May 2018 and the spin-off of RVI in July 2018. Specifically, effective as of the completion of the Reverse Stock Split, the Committee approved adjustments to the equity awards outstanding at such time, in general, as described below:

•      with respect to outstanding stock options, restricted shares, time-based RSUs and performance-based RSUs, the number of stock options, the number of time-based RSUs and the “target” number of performance-based RSUs, as applicable (and, for stock options, the exercise price), was adjusted (based on the 1-for-2 ratio used in the Reverse Stock Split); and

•      the Committee determined that following the completion of the Reverse Stock Split, evaluation of the total shareholder return performance for purposes of the adjusted performance-based RSU awards will reflect the impact of the Reverse Stock Split.

Further, effective as of the completion of the spin-off of RVI, the Committee approved adjustments to the equity awards outstanding at such time, in general, as described below:

•      with respect to outstanding stock options, time-based RSUs and performance-based RSUs, the number of stock options, the number of time-based RSUs and the “target” number of performance-based RSUs, as applicable (and, for stock options, the exercise price), was adjusted (using a ratio based on the pre-spin-off and post-spin-off price of our common shares) so that the awards generally retained, immediately after the spin-off, substantially the same intrinsic value that they had immediately prior to the spin-off (subject to specific rounding conventions);

•      the Committee determined that relative total shareholder return performance during the applicable performance period for performance-based RSUs granted in 2017 and 2018 will involve a comparison of (1) the Company’s common share price (as may be adjusted pursuant to the terms of the awards) at the beginning of the performance period to (2) the sum of (i) the Company’s common share price at the end of the performance period plus (ii) RVI’s common share price at the end of the performance period, with any dividends paid on our common shares and RVI common shares and any proceeds of any sale of RVI during the performance period deemed reinvested into our common shares (but accounting for the 1-for-10 distribution ratio for the spin-off of RVI when considering dividends on RVI common shares and the RVI common share ending price); and

•      with respect to restricted shares, holders of such awards generally kept the same number of restricted shares of the Company and received a number of common shares of RVI subject to contractual restrictions relating to the Company restricted shares as determined in accordance with the distribution ratio for the spin-off. The RVI common shares were made subject to substantially the same terms and conditions after the spin-off as the terms and conditions applicable to the respective Company restricted shares prior to the spin-off, except as necessary to comply with applicable tax or other law.

36    SITE Centers Corp.  ï   2019 Proxy Statement

2018 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
David R. Lukes	—	—	50,737	398,793
Michael A. Makinen	—	—	13,759	108,146
Matthew L. Ostrower	—	—	13,759	108,146
Christa A. Vesy	—	—	12,333	111,858

(1)

Number of shares reflect the actual number of shares acquired on the respective vesting date. Shares acquired for Messrs. Lukes, Makinen and Ostrower do not reflect any adjustments for the Reverse Stock Split or the spin-off. Ms. Vesy vested in shares both prior to and after the adjustments for the Reverse Stock Split and the RVI spin-off.

(2)	Shares acquired on vesting are valued at the closing price of our common shares on the date prior to vesting.

2018 Nonqualified Deferred Compensation Table(1)

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Elective Deferred Compensation Plan:
David R. Lukes	—	—	—	—	—
Michael A. Makinen	—	—	—	—	—
Matthew L. Ostrower	—	—	—	—	—
Christa A. Vesy	—	—	(1,098)	—	23,753

(1)	Our nonqualified deferred compensation plans are described more fully in “Compensation Discussion and Analysis — 2018 Compensation Program — Other Benefits and Information” above.

(2)	This amount is not reported in the 2018 Summary Compensation Table.

(3)	A portion of the amount reported for Ms. Vesy in this column was previously reported as compensation in Summary Compensation Tables included in prior years’ proxy statements.

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Potential Payments upon Termination or Change in Control

We have entered into certain agreements and we maintain certain plans and policies that will require us to provide certain compensation and other benefits to our named executive officers in the event of a termination of employment or a change in control of the Company. Based on a hypothetical termination and/or change in control occurring on December 31, 2018, the following tables describe the potential payments upon such termination or change in control owing to each named executive officer under his/her employment agreement in effect on December 31, 2018. The terms and conditions of the named executive officers’ employment agreements, and any applicable Company policies and compensation arrangements, will govern any potential payments for actual terminations or a change in control occurring after December 31, 2018.

Event	David R. Lukes ($)	Michael A. Makinen ($)	Matthew L. Ostrower ($)	Christa A. Vesy ($)
Retirement or other Voluntary Termination (without Good Reason)
Accrued Vacation(1)	32,692	19,231	19,231	13,077
Total	32,692	19,231	19,231	13,077
Involuntary Not for Cause or Good Reason Termination
Cash Severance(2)	3,825,000	1,500,000	1,500,000	714,000
Unvested Restricted Stock Units	1,043,458	282,949	282,949	291,883
Unvested Restricted Shares(3)	—	—	—	—
Unvested Performance-Based Equity Awards(4)	0	0	0	—
Unvested Stock Options(5)	—	—	—	0
Post-Termination Health and Welfare Benefits(6)	45,000	45,000	45,000	30,000
Outplacement Services(7)	—	—	—	15,000
Accrued Vacation(1)	32,692	19,231	19,231	13,077
Total	4,946,150	1,847,180	1,847,180	1,063,960
For Cause Termination
No Payments	N/A	N/A	N/A	N/A
Total	N/A	N/A	N/A	N/A
Involuntary or Good Reason Termination (Change in Control)
Cash Severance(2)	5,737,500	2,500,000	2,500,000	1,190,000
Unvested Restricted Stock Units	1,043,458	282,949	282,949	291,883
Unvested Restricted Shares(3)	—	—	—	6,664
Unvested Performance-Based Equity Awards(4)	0	0	0	—
Unvested Stock Options(5)	—	—	—	0
Post-Termination Health and Welfare Benefits(6)	45,000	45,000	45,000	30,000
Outplacement Services(7)	—	—	—	15,000
Accrued Vacation(1)	32,692	19,231	19,231	13,077
Total	6,858,650	2,847,180	2,847,180	1,546,624

38    SITE Centers Corp.  ï  2019 Proxy Statement

Event	David R. Lukes ($)	Michael A. Makinen ($)	Matthew L. Ostrower ($)	Christa A. Vesy ($)
Disability
Cash Severance(2)	1,062,500	500,000	500,000	476,000
Unvested Restricted Stock Units	—	282,949	—	291,883
Unvested Restricted Shares(3)	—	—	—	6,664
Unvested Performance-Based Equity Awards(4)	—	0	—	—
Unvested Stock Options(5)	—	—	—	0
Post-Termination Health and Welfare Benefits(6)	45,000	45,000	45,000	20,000
Disability Insurance Proceeds(8)	1,617,358	1,936,923	1,617,358	2,749,509
Accrued Vacation(1)	32,692	19,231	19,231	13,077
Total	2,757,550	2,784,103	2,181,589	3,557,133
Death
Cash Severance(2)	1,062,500	500,000	500,000	476,000
Unvested Restricted Stock Units	—	282,949	—	291,883
Unvested Restricted Shares(3)	—	—	—	6,664
Unvested Performance-Based Equity Awards(4)	—	0	—	—
Unvested Stock Options(5)	—	—	—	0
Post-Termination Health and Welfare Benefits(6)	45,000	45,000	45,000	20,000
Accrued Vacation(1)	32,692	19,231	19,231	13,077
Total(9)	1,140,192	847,180	564,231	807,624

(1)	Assumes two weeks of personal time off (“PTO”) is paid pursuant to our current PTO policy.

(2)

Reported amounts calculated pursuant to the terms of the respective employment agreement, if applicable, assuming an annual incentive payout for 2018 at the “target” level (except in the case of termination in connection with a change in control), payable in a lump sum. Assumes any accrued base salary and bonus have been paid.

(3)

Reported amounts consist of unvested annual equity award shares issued prior to 2016 valued at our closing share price on December 31, 2018 of $11.07 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(4)

Reported amounts reflect the value of the performance shares and performance-based RSUs that would have been earned based on the relative performance measured as of December 31, 2018, (assuming no replacement award were granted in the event of a Change of Control). As of December 31, 2018, relative TSR during the performance period had not met the minimum threshold requirements set forth in the applicable awards.

(5)

Reported amounts consist of stock options with an option exercise price of $26.20 and the spread calculated based on our closing share price on December 31, 2018 of $11.07 per share, which stock options accelerate or continue to vest as a result of the triggering event.

(6)

Reported amounts consist of our estimate of continued health and welfare benefits costs (or a lump sum payment related thereto) of 18 months for Messrs. Lukes, Makinen, and Ostrower, and one year for Ms. Vesy, except in the case of involuntary termination, in which case the amount is an 18-month estimate for Ms. Vesy.

(7)	Reported amounts consist of our estimate of one year of outplacement service.

(8)

Reported amounts consist of our estimate of payments for long-term disability using a present value calculation that takes into account (a) age and total payments over the benefit term assuming that the disability occurs on December 31, 2018, and (b) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(9)

Reported amounts do not include payments under personal life insurance policies arranged and obtained by the executives for which we reimburse the premium (subject to caps on reimbursement set forth in the applicable executive’s employment agreement).

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Employment Agreements

Employment Agreements in Effect During 2018 with Messrs. Lukes, Makinen and Ostrower

In March 2017, we entered into employment agreements with Messrs. Lukes, Makinen and Ostrower. The key terms of these employment agreements are described below.

•      Term. Pursuant to their employment agreements, Messrs. Lukes, Makinen and Ostrower serve as the Company’s President and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, respectively. The fixed term of each of those employment agreements ends on March 1, 2021.

•      Base Salary and Benefits. The employment agreements provide for minimum annual base salary rates of (for Mr. Lukes) $850,000 and (for Messrs. Makinen and Ostrower) $500,000. In addition, the employment agreements provide for participation in certain employee benefit plans, reasonable paid time off, and other customary fringe benefits.

•      Annual Cash Incentive Compensation. Pursuant to the employment agreements, each executive is entitled to an annual performance-based cash incentive compensation opportunity targeted at (for Mr. Lukes) 125% or (for Messrs. Makinen and Ostrower) 100% of year-end base salary, the payout of which would be pro-rated for any partial year during the contract period based on the executive’s service during such year. See “Compensation Discussion and Analysis — 2018 Compensation Program” for a discussion of the methods used to calculate the annual performance-based cash incentive compensation and the executives’ annual performance-based cash incentive compensation award opportunities.

•      Initial Equity Grants. Pursuant to the employment agreements, Messrs. Lukes, Makinen and Ostrower were entitled to initial equity grants during 2017 of (1) service-based RSUs with a value (determined in accordance with the applicable employment agreement) equal to (for Mr. Lukes) $2,950,000 or (for Messrs. Makinen and Ostrower) $800,000, which RSUs generally vest in four substantially equal annual installments, (2) performance shares (or substantially similar awards) covering a “target” award with a value (determined in accordance with the applicable employment agreement) equal to (for Mr. Lukes) $500,000 or (for Messrs. Makinen and Ostrower) $100,000, generally subject to a performance period beginning on March 1, 2017 and ending on February 28, 2018, (3) performance-based RSUs (or substantially similar awards) covering a “target” award with a value (determined in accordance with the applicable employment agreement) equal to (for Mr. Lukes) $1,000,000 or (for Messrs. Makinen and Ostrower) $200,000, generally subject to a performance period beginning on March 1, 2017 and ending on February 28, 2019, and (4) performance-based RSUs (or substantially similar awards) covering a “target” award with a value (determined in accordance with the applicable employment agreement) equal to (for Mr. Lukes) $1,500,000 or (for Messrs. Makinen and Ostrower) $300,000, generally subject to a performance period beginning on March 1, 2017 and ending on February 28, 2020. The initial performance-based awards can pay out (if at all) from a threshold level of 50% of target, to a maximum level of 200% of target, based on relative total shareholder return performance of the Company (adjusted as described in the narrative disclosure that follows the “Outstanding Equity Awards at 2018 Fiscal Year-End Table” table in this Proxy Statement), subject to a reduction by 1/3 in the event that the absolute total shareholder return during the applicable performance period is negative.

•      Annual Equity Grants. The employment agreements with Messrs. Lukes, Makinen and Ostrower also provide that, on March 2, 2018, 2019 and 2020, subject to continued employment and the approval of the Committee, such executives are eligible to receive grants of performance-based RSUs (or substantially similar awards) covering a “target” number of shares with a value (determined in accordance with the applicable employment agreement) equal to (for Mr. Lukes) $3,000,000 or (for Messrs. Makinen and Ostrower) $600,000. The annual performance-based awards will have terms similar to those for the initial performance-based awards described above except that (i) these awards will cover three-year performance periods and (ii) only the performance-based RSUs granted in March 2018 will be impacted by the performance of RVI’s common stock as described in the narrative disclosure that follows the “Outstanding Equity Awards at 2018 Fiscal Year-End Table” table in this Proxy Statement.

40    SITE Centers Corp.  ï  2019 Proxy Statement

•       Termination. The employment agreements may be terminated under a variety of circumstances. Our Board has the right to terminate an employment agreement for “cause” if the executive engages in certain specified conduct, for “disability” if the executive is disabled for a specified period of time, or at any other time without cause by giving the executive at least 90 days’ prior written notice. The executive also has the right to terminate his employment agreement for “good reason” in certain specified circumstances or at any other time without good reason by giving us at least 90 days’ prior written notice.

•      Benefits Upon a Termination. The executives are entitled under the employment agreements to certain additional payments and benefits in the event of certain termination circumstances.

–

If the executive is terminated without cause, terminates his employment for good reason, or his employment terminates as a result of death or disability, during the agreement term, the executive (or his personal representative or dependents, as appropriate) is entitled to receive, subject in certain circumstances to the execution of a customary release of claims in favor of the Company:

(1)

for Messrs. Lukes, Makinen and Ostrower, if the termination is the result of a termination by the Company other than for cause, death or disability, or a termination by the executive for good reason, a lump sum equal to up to two times for Mr. Lukes, and up to 1.5 times for Messrs. Makinen and Ostrower (in each case, the “Multiplier”), the sum of (a) the executive’s then-current base salary plus (b) an amount equal to (i) if the termination were to have occurred prior to the 2017 annual bonus payout, the executive’s “target” annual bonus, or (ii) if the termination occurs after the 2017 annual bonus payout, the average of the annual bonuses earned by the executive in the three fiscal years ending immediately prior to the fiscal year in which the termination occurs (or, if the executive has been eligible for fewer than three such annual bonuses, the number of fiscal years preceding the year in which the termination occurs for which the executive was eligible for an annual bonus) (the “Average Bonus”). For Mr. Lukes, the Multiplier will decrease monthly from two to zero on a linear basis beginning on March 1, 2019 and ending on March 1, 2021. For Messrs. Makinen and Ostrower, the Multiplier will decrease monthly from 1.5 to zero on a linear basis beginning on September 1, 2019 and ending on March 1, 2021.

(2)

a lump sum amount equal in value to the annual bonus that would have been earned for his year of termination based on actual performance, pro-rated based on the executive’s period of service during such year, and calculated on the basis of actual performance of the applicable performance objectives for the entire performance period (except that, if the termination is due to death or disability, the pro-rated annual bonus will be based on the “target” level); and

(3)

a lump sum in cash equal to 18 months of monthly COBRA premiums for health, dental and vision benefits (if COBRA coverage is elected) and the employer portion of the premium for other insurance provided by the Company (or, in the event of death, a substantially similar benefit to his beneficiaries

–

If a “Triggering Event” occurs during the term following a “Change in Control” as described below under the section entitled “Change in Control Provisions,” the executive is entitled to receive (1) a lump sum equal to three times for Mr. Lukes and 2.5 times for Messrs. Makinen and Ostrower the sum of the executive’s base salary as of the termination date plus an amount equal in value to his average bonus (except that if the termination occurs before the payout of the 2017 annual bonus, the average bonus will be deemed to be the executive’s then-current “target” annual bonus), (2) a lump sum amount equal to 18 months of monthly COBRA premiums for health, dental and vision benefits (if COBRA coverage is elected) and the employer portion of the premium for other insurance provided by SITE Centers, and (3) a lump sum amount equal in value to the executive’s “target” annual bonus for the year of termination, pro-rated based on the Executive’s period of service during such year.

SITE Centers Corp.  ï   2019 Proxy Statement    41

•     Other Terms.

–

The employment agreements include customary non-competition and non-solicitation restrictive covenants that extend for one year following termination and perpetual confidentiality and mutual non-disparagement restrictive covenants.

–

Pursuant to Mr. Lukes’ employment agreement, the Company agreed to reimburse Mr. Lukes for his reasonable attorneys’ fees and other reasonable expenses incurred in connection with the negotiation of his employment agreement, up to a maximum of $20,000.

–

For Mr. Lukes only, the Company agreed to provide suitable automobile service for Mr. Lukes’ business use, including all reasonable related maintenance, repairs, parking, gasoline, insurance and other reasonable costs and expenses, which automobile may also be used by Mr. Lukes (and anyone authorized by Mr. Lukes) for personal use at no cost to Mr. Lukes (except for applicable taxes).

–

For Messrs. Lukes and Ostrower only, the Company agreed to reimburse (up to an aggregate maximum of $25,000 in any calendar year) premiums paid by the executive for life, disability and/or similar insurance policies.

Employment Agreements in Effect During 2018 with Ms. Vesy

In December 2016, we entered into an employment agreement with Ms. Vesy which was amended in February 2018. The terms of this employment agreement (as amended) are described below.

•      Term. Pursuant to Ms. Vesy’s employment agreement, Ms. Vesy serves as our Executive Vice President and Chief Accounting Officer. The fixed term of Ms. Vesy’s employment agreement ends on December 31, 2021.

•      Base Salary and Benefits. The employment agreement with Ms. Vesy provides for minimum annual base salary at a rate of $340,000 for 2017 and 2018 and $380,000 for 2019 and thereafter during the term of the employment agreement. In addition, the employment agreement provides for Ms. Vesy’s participation in health, life, disability and other insurance plans, reasonable paid time off, and other customary fringe benefits.

•      Annual Cash Incentive Compensation. Pursuant to her employment agreement, Ms. Vesy is entitled to an annual performance-based cash incentive compensation award targeted at 40% of year-end base salary. See “Compensation Discussion and Analysis — 2018 Compensation Program” for a discussion of the methods used to calculate the annual performance-based cash incentive compensation and Ms. Vesy’s annual performance-based cash incentive compensation award opportunity.

•      Annual Equity Incentive Awards. For each calendar year during the term of her employment agreement (beginning with 2016), Ms. Vesy is eligible to receive performance-based equity incentive compensation having a grant date target value of 25% of the sum of her year-end base salary and her annual performance-based cash incentive compensation award payout.

•      Termination. Ms. Vesy’s employment agreement can be terminated under a variety of circumstances, including upon death. Our Board has the right to terminate the employment agreement for “cause” if Ms. Vesy has engaged in certain specified conduct, for “disability” if Ms. Vesy was disabled for a specified period of time, or at any other time without cause by giving her at least 90 days’ prior written notice. The executive also has the right to terminate the employment agreement for “good reason” in certain specified circumstances or at any other time without good reason by giving us at least 90 days’ prior written notice.

•      Benefits Upon a Termination. Ms. Vesy is entitled under her employment agreement to certain additional payments and benefits in the event of certain termination circumstances.

–	If Ms. Vesy is terminated without cause or terminates employment for good reason during the term (and the termination was not in connection with a change in control (as defined in the employment

42    SITE Centers Corp.  ï   2019 Proxy Statement

agreement)), Ms. Vesy is entitled to receive (1) a lump sum equal to 1.5 times the sum of Ms. Vesy’s then-current base salary plus an amount equal to the value of Ms. Vesy’s “target” annual cash bonus for the year of termination, subject to the execution by Ms. Vesy of a customary release of claims in favor of the Company, (2) a lump sum amount equal in value to Ms. Vesy’s “target” annual cash bonus for the year of termination, pro-rated based on Ms. Vesy’s period of service during such year, (3) a lump sum representing the premiums for 18 months of continued health, dental and vision coverage under COBRA (if elected) and the employer portion of the premium for other insurance provided by the Company, and (4) payment by us for one year of outplacement services, provided that Ms. Vesy first uses such outplacement services and support within 90 days following termination.

–

If Ms. Vesy is terminated by reason of disability, or, upon a termination by reason of death, Ms. Vesy , or her representative, is entitled to receive (1) a lump sum amount equal to one times the sum of Ms. Vesy’s then-current base salary plus an amount equal to the value of Ms. Vesy’s “target” annual cash bonus for the year of termination, in certain cases subject to the execution by Ms. Vesy or her representative of a customary release of claims in favor of the Company, (2) a lump sum amount equal in value to Ms. Vesy’s “target” annual cash bonus for the year of termination, pro-rated based on Ms. Vesy’s period of service during such year, and (3) a lump sum representing the premiums for 12 months of continued health, dental and vision coverage and the employer portion of the premium for other insurance provided by the Company.

–

If a “Triggering Event” occurs during the term following a “Change in Control” as described below under the section entitled “Change in Control Provisions,” Ms. Vesy is entitled to receive (1) a lump sum amount equal to 2.5 times the sum of Ms. Vesy’s base salary as of the termination date plus an amount equal in value to Ms. Vesy’s “target” annual cash bonus for the year of termination, (2) a lump sum representing the premiums for 18 months of continued health, dental and vision coverage under COBRA (if elected) and the employer portion of the premium for other insurance provided by the Company, (3) a lump sum amount equal in value to Ms. Vesy’s “target” annual cash bonus for the year of termination, pro-rated based on Ms. Vesy’s period of service during such year, and (4) payment by us for one year of outplacement services, provided that Ms. Vesy first uses such outplacement services within 90 days following termination.

•       Other Terms.

–

Ms. Vesy’s employment agreement provided for a one-time special cash award opportunity equal in value to Ms. Vesy’s “target” annual cash opportunity as in effect on March 1, 2017, which award vested on January 1, 2018 due to Ms. Vesy’s continued employment with the Company through such date.

–

Ms. Vesy also received a one-time signing grant of 5,601 service-based RSUs (as adjusted for the Reverse Stock Split and spin-off of RVI) in connection with the execution of her employment agreement in December 2016 (generally subject to annual ratable vesting over three years).

–

The employment agreement includes customary non-competition and non-solicitation restrictive covenants that extend for one year following termination and perpetual confidentiality restrictive covenants.

Change in Control Provisions

The employment agreements in effect during 2018 for the named executive officers included provisions regarding the payments and benefits to which he/she would be entitled in certain circumstances in the event of a change in control. In general, the Committee believes that the inclusion of change in control provisions in these agreements is appropriate because such agreements help ensure a continuity of management during a potential change in control and help ensure that management remains focused on completing a transaction that is likely to maximize shareholder value. The Committee also believes that the payment of change in control compensation would be appropriate because the executive officer may forego other opportunities at the time of

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the change in control. For information concerning the amounts payable upon a change in control measured as of December 31, 2018, see the following discussion and the “Executive Compensation Tables and Related Disclosure — Potential Payments Upon Termination or Change in Control” section above.

Under the employment agreements in effect during 2018 for the named executive officers, benefits would be payable by us if a “Triggering Event” occurs within two years after a “Change in Control” (each as defined in the employment agreements). Payments for all named executive officers are only triggered if both (1) a change in control occurs, and (2) the officer is terminated or effectively terminated, or certain actions are taken that materially and adversely impacted the officer’s position with us or his/her compensation. This is referred to as a “double-trigger” change in control provision.

For Messrs. Lukes, Makinen and Ostrower, a “Triggering Event” has occurred if within two years after a change in control:

•      we terminate the employment of the executive, other than in the case of a termination for “Cause” (as defined in the employment agreement), a termination following disability, or a termination based on death; or

•      the executive terminates his employment for “Good Reason” (as defined in the employment agreement).

For Ms. Vesy, a “Triggering Event” has occurred if within two years after a change in control:

•      we terminate Ms. Vesy’s employment, other than in the case of a termination for “Cause” (as defined in the employment agreement), a termination following disability, or a termination based on death;

•      we reduce Ms. Vesy’s title, responsibilities, power, or authority in comparison with Ms. Vesy’s title, responsibilities, power, or authority at the time of the change in control, and Ms. Vesy then terminates her employment with us;

•      we assign Ms. Vesy duties that were inconsistent with the duties assigned to her on the date on which the change in control occurred and which duties we persisted in assigning to Ms. Vesy despite the prior written objection, and Ms. Vesy then terminated her employment with us;

•      we (1) reduce Ms. Vesy’s base salary, annual performance-based cash bonus percentages of salary, certain health and welfare benefits (including any such benefits provided to Ms. Vesy’s family), pension, retirement or profit-sharing benefits or any benefits provided by our equity-based award plans or any substitute therefore, (2) exclude Ms. Vesy from any plan, program or arrangement in which our other executive officers are included, (3) establish criteria and factors to be achieved for the payment of annual performance bonus compensation that are substantially different than the criteria and factors established for our other similar executive officers, or (4) fail to pay Ms. Vesy any annual performance bonus compensation to which she is entitled through the achievement of the criteria and factors established for the payment of such bonus, and Ms. Vesy then terminates her employment with us; or

•      we require Ms. Vesy to be based at or generally work from any location more than 50 miles from the geographical center of Cleveland, Ohio, and Ms. Vesy then terminates her employment with us.

A “Change in Control” generally occurs if:

•      there is a consummation of a consolidation or merger in which we are not the surviving corporation, the sale of substantially all of our assets, or the liquidation or dissolution of the Company;

•      any person or other entity (subject to certain exceptions) purchases our shares (or securities convertible into our shares) pursuant to a tender or exchange offer without the prior consent of the Board, or becomes the beneficial owner of 30% or more of the voting power of our outstanding securities without the prior consent of the Board; or

•      during any two-year period, we experience a turnover of a majority of the Directors on our Board (subject to certain exceptions for replacement Directors approved by at least two-thirds of the Directors serving at the beginning of such period, but specifically excluding certain replacement Directors elected in connection with an election or proxy contest).

44    SITE Centers Corp.  ï   2019 Proxy Statement

Upon the occurrence of a Triggering Event under the employment agreements, we would have been required to pay a named executive officer the applicable amounts described above under “Employment Agreements.”

Restricted shares and stock options granted by the Company prior to 2016 generally vest in full in the event of termination due to death or disability, or a termination by the Company without cause within two years after a change in control. With respect to time-based RSUs granted in 2017 to Messrs. Lukes, Makinen and Ostrower, in the event of a termination without cause or for good reason, unvested RSUs would generally continue to vest; for Mr. Makinen, his unvested RSUs would vest in full in the event of his death or disability. In the event of a termination without cause or termination by the participant for good reason within two years after a change in control, RSUs and stock options would generally vest in full. With respect to time-based RSUs and stock options granted in 2016, 2017 and 2018 to Ms. Vesy, in the event of death or disability, unvested time-based RSUs and stock options would vest in full, and in the event of a termination of employment by the Company without cause, unvested time-based RSUs and stock options would generally continue to vest.

With respect to the performance-based RSUs granted to Messrs. Lukes, Makinen and Ostrower in 2017 and 2018, in the event of a termination of employment by the Company without cause, or a termination by the executive for good reason, the awards would be earned (if at all) on the basis of the relative achievement of the applicable performance objectives measured as of the date of termination; Mr. Makinen would receive the same treatment in the event of a termination due to death or disability. In the event of a change in control, the performance-based awards of Messrs. Lukes, Makinen and Ostrower would vest based on the relative achievement of the applicable performance objectives measured as of the date of the change in control, unless a “replacement award” (as described in the applicable award agreements) is provided.

CEO Pay Ratio

For 2018, the ratio of the annual total compensation of Mr. Lukes, our CEO (“CEO Compensation”), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than Mr. Lukes) (“Median Annual Compensation”) was approximately 72 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below.

For purposes of this pay ratio disclosure, CEO Compensation was $5,992,105. CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. Lukes under the “2018 Summary Compensation Table” for 2018 and also includes the Company’s contributions to group health and welfare benefits provided to Mr. Lukes.

For purposes of this pay ratio disclosure, Median Annual Compensation was $82,949, and was calculated by totaling for our Median Employee all applicable elements of compensation for 2018 in accordance with Item 402(c)(2)(x) of Regulation S-K. This Median Annual Compensation amount consists of salary, bonus, and the Company’s contributions to group health and welfare benefits provided to the Median Employee.

We refer to the employee who received the Median Annual Compensation as the “Median Employee.” In accordance with Item 402(u) of Regulation S-K, in calculating our CEO pay ratio for 2018, we used the same Median Employee as was used to calculate the CEO pay ratio for 2017. While we continued to effectuate reductions in our workforce in 2018 in response to significant asset sales occurring over the past several years, these reductions impacted employees at all levels and we do not believe they (or any other factors) caused a change in our employee population or employee compensation arrangements that would significantly impact our pay ratio disclosure.

In accordance with the foregoing, the date used to identify the Median Employee was October 1, 2017 (the “Determination Date”). To identify the Median Employee, we first measured compensation for the period beginning on January 1, 2017 and ending on September 30, 2017 for 462 employees, representing all full-time, part-time, seasonal and temporary employees of the Company and its consolidated subsidiaries as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. This number also does not exclude any non-U.S. employees and does not exclude any employees of businesses acquired by us or combined with us. This compensation measurement was

SITE Centers Corp.   ï  2019 Proxy Statement    45

calculated by totaling, for each employee, cash compensation (except as described in the next sentence), including regular pay (wages and salary), all variants of overtime, tax gross-up earnings related to awards, dividend equivalent payments, car allowances, short-term disability payments, and all variants of bonus payments. Specifically excluded from the calculation were the value of equity and equity-based awards, equity deferred compensation, deferred equity distributions, option exercises, deferred equity dividend earnings, taxable fringe benefits for executive long-term disability, and sign-on bonuses. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2017. In determining the Median Employee, we annualized the total compensation for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program.

46    SITE Centers Corp.  ï  2019 Proxy Statement

7. Proposal Three: Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm

Proposal Summary and Board Recommendation

PricewaterhouseCoopers LLP served as our independent registered public accounting firm in 2018 and has been selected by our Audit Committee to do so in 2019. Our Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, be available to respond to appropriate questions and have an opportunity to make a statement, if desired.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Amended and Restated Code of Regulations or otherwise. However, our Board is seeking ratification of PricewaterhouseCoopers LLP as a matter of good corporate practice. If the shareholders do not approve the ratification of PricewaterhouseCoopers LLP, then the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that the shareholders did not approve the ratification of PricewaterhouseCoopers LLP, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the shareholders ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

BOARD RECOMMENDATION:

“For” Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2018 and 2017.

Type of Fees	2018 ($)	2017 ($)
Audit fees(1)	2,466,120	2,199,609
Audit-related fees(2)	727,917	430,960
Tax fees(3)	1,145,852	545,832
All other fees(4)	1,812,615	328,444
Total	6,152,504	3,504,845

(1)

Audit fees consisted principally of fees for the audit of our financial statements, as well as audit-related tax services and registration statement-related services performed pursuant to SEC filing requirements. Of these amounts, the fees for the registration statement-related services were $42,120 and $142,279 for 2018 and 2017, respectively. Also includes $345,039 of fees in 2018 related to the RVI properties.

(2)

Audit-related fees consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Such audit-related fees consisted solely of fees for separate entity and joint venture audits. Several of our joint venture agreements and loan agreements require the engagement of an independent registered public accounting firm to perform audit-related services.

(3)

Tax fees consisted of fees billed for professional services rendered for tax compliance and tax consulting services. The fees for tax compliance services for 2018 and 2017 were $240,686 and $252,294, respectively. Such tax compliance fees consisted solely of fees for separate entity and joint venture tax reviews.

(4)

All other fees consisted of fees billed for other products and services. The fees billed in 2018 and 2017 primarily related to payment for services in connection with the audit of the carve out financial statements of the 48 properties included in the spin off of RVI. The amounts in 2017 also include services performed for a cyber security assessment.

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Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee has a policy for the pre-approval of all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee pre-approves specifically described audit and permissible non-audit services, and periodically grants general pre-approval of categories of audit and permissible non-audit services up to specified cost thresholds. Any services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. All of the services rendered by PricewaterhouseCoopers LLP under the categories “Audit-related fees,” “Tax fees,” and “All other fees” described above were pre-approved by the Audit Committee.

Auditor Independence

The Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Audit Committee Report

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and our independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee has received the written disclosures from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and has satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2018, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.

Audit Committee

Jane E. DeFlorio, Chair

Linda B. Abraham

Terrance R. Ahern

Dawn M. Sweeney

48    SITE Centers Corp.  ï  2019 Proxy Statement

8. Proposal Four: Approval of the SITE Centers Corp. 2019 Equity and Incentive Compensation Plan

Proposal Summary and Board Recommendation

On February 11, 2019, upon recommendation by the Compensation Committee, the Board unanimously approved and adopted, subject to the approval of the Company’s shareholders at the Annual Meeting, the SITE Centers Corp. 2019 Equity and Incentive Compensation Plan (the “2019 Plan”) to replace the DDR Corp. 2012 Equity and Incentive Compensation Plan (the “2012 Plan”). We sometimes refer to the 2012 Plan, plus our Amended and Restated 2008 Developers Diversified Realty Corporation Equity-Based Award Plan, plus our Amended and Restated 2004 Developers Diversified Realty Corporation Equity-Based Award Plan, plus our Amended and Restated 2002 Developers Diversified Realty Corporation Equity-Based Award Plan, in each case as amended or amended and restated, as the “Predecessor Plans.”

The Board is recommending that the Company’s shareholders vote in favor of the 2019 Plan, which will succeed the 2012 Plan. The 2019 Plan will continue to afford the Compensation Committee the ability to design compensatory awards that are responsive to the Company’s needs and includes authorization for a variety of awards designed to advance the interests and long-term success of the Company by encouraging stock ownership among officers and other employees of the Company and its subsidiaries, certain consultants or other service providers to the Company and its subsidiaries, and non-employee directors of the Company. You are being asked to approve the 2019 Plan.

Shareholder approval of the 2019 Plan would constitute approval of up to 6,000,000 common shares, par value $0.10 per share, of the Company (“Common Shares”) available for awards under the 2019 Plan, as described below and in the 2019 Plan, with such amount subject to adjustment, including under the 2019 Plan’s share counting rules. The Board recommends that you vote to approve the 2019 Plan. If the 2019 Plan is approved by shareholders, it will be effective as of the day of the Annual Meeting, and no further grants will be made on or after such date under the 2012 Plan. Outstanding awards under the 2012 Plan, however, will continue in effect in accordance with their terms. If the 2019 Plan is not approved by our shareholders, no awards will be made under the 2019 Plan, and the 2012 Plan will remain in effect.

The actual text of the 2019 Plan is attached to this proxy statement as Appendix A. The following description of the 2019 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix A.

BOARD RECOMMENDATION:

“For” the Approval of the 2019 Equity and Incentive Compensation Plan

Why We Believe You Should Vote for this Proposal

The 2019 Plan authorizes the Compensation Committee to provide cash awards and equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted shares, restricted share units (“RSUs”), performance shares, performance units, dividend equivalents, and certain other awards, including those denominated or payable in, or otherwise based on, Common Shares, for the purpose of providing our non-employee directors, officers and other employees of the Company and its subsidiaries, and certain consultants and other service providers of the Company and its subsidiaries, incentives and rewards for service and/or performance. Some of the key features of the 2019 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below.

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We believe our future success depends in part on our ability to attract, motivate, and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the 2019 Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our employees and directors. The use of Common Shares as part of our compensation program is also important because equity-based awards are an essential component of our compensation program for key employees, as they help link compensation with long-term shareholder value creation and reward participants based on service and/or performance.

As of February 21, 2019, 1,744,174 Common Shares remained available for issuance under the 2012 Plan. If the 2019 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which approach may not necessarily align employee and director compensation interests with the investment interests of our shareholders. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized if reinvested in our business or returned to our shareholders.

The following includes aggregated information regarding our view of the overhang and dilution associated with the Predecessor Plans and the potential dilution associated with the 2019 Plan. This information is as of February 21, 2019. As of that date, there were approximately 180,448,225 Common Shares outstanding:

•      Outstanding full-value awards (restricted shares, RSUs and performance-based RSUs, based on maximum performance): 1,663,705 shares (approximately 0.9% of our outstanding Common Shares);

•      Outstanding stock options: 445,924 shares (approximately 0.2% of our outstanding Common Shares) (outstanding stock options have a weighted average exercise price of $25.71 and a weighted average remaining term of 5.2 years);

•      In summary, total Common Shares subject to outstanding awards, as described above (full-value awards and stock options): 2,109,629 shares (approximately 1.2% of our outstanding Common Shares).

•      Total Common Shares available for future awards under the 2012 Plan: 1,744,174 shares (approximately 1.0% of our outstanding Common Shares) (however, as noted above, no further grants will be made under the 2012 Plan upon the effective date of the 2019 Plan so we view these shares as “rolling into” the new 2019 Plan based on the design of the new 2019 Plan); and

•      In summary, the total number of Common Shares subject to outstanding awards (2,109,629 shares), plus the total number of Common Shares available for future awards under the 2012 Plan (1,744,174 shares), represents a current overhang percentage of 2.1% (in other words, the potential dilution of our shareholders represented by the Predecessor Plans).

•      Proposed Common Shares available for awards under the 2019 Plan: 6,000,000 shares, assuming none of the 1,744,174 shares remaining available under the 2012 Plan are granted prior to effectiveness of the 2019 Plan (approximately 3.3% of our outstanding Common Shares – this percentage reflects the simple dilution of our shareholders that would occur if the 2019 Plan is approved).

•      The total Common Shares subject to outstanding awards as of February 21, 2019 (2,109,629 shares), plus the proposed Common Shares available for future awards under the 2019 Plan (6,000,000 shares), represent a total overhang of 8,109,629 shares (4.5%) under the 2019 Plan.

Based on the closing price on the NYSE for our Common Shares on February 21, 2019 of $13.30 per share, the aggregate market value as of February 21, 2019 of the up to 6,000,000 Common Shares requested under the 2019 Plan was $79,800,000.

In fiscal years 2016, 2017, and 2018, we granted awards under the 2012 Plan covering approximately 752,000 shares, 951,000 shares, and 1,070,000 shares, respectively. Based on our basic weighted average Common Shares outstanding for those three fiscal years of 182,647,000, 183,691,000, and 184,528,000, respectively, for the three-fiscal-year period 2016-2018, our average burn rate, not taking into account forfeitures, was 0.5% (our individual years’ burn rates were 0.4% for fiscal 2016, 0.5% for fiscal 2017, and 0.6% for fiscal 2018). These burn rate calculations do not reflect award opportunities granted in 2016 under the 2016 VSEP (as further described in

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the “Compensation Discussion and Analysis”), the potential payout values of which for each grantee were to be based on a percentage of the increase in our market capitalization over specified periods. Any values earned under the 2016 VSEP were to be settled 20% in our common shares and 80% in RSUs that would generally be subject to time-based vesting requirements. However, as of December 31, 2018, the performance periods under the 2016 VSEP had ended, and no payouts had been earned. Therefore, no common shares or RSUs were or will be provided under the 2012 Plan (or any other plan) in settlement of unearned 2016 VSEP awards.

In determining the number of shares to request for approval under the 2019 Plan, our management team worked with the Compensation Committee to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the 2019 Plan.

If the 2019 Plan is approved, we intend to utilize the shares authorized under the 2019 Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares requested in connection with the approval of the 2019 Plan will last for about eight years, based on our historic grant rates and the approximate current share price, but could last for a different period of time if actual practice does not match recent rates or our share price changes materially. As noted below, our Compensation Committee retains full discretion under the 2019 Plan to determine the number and amount of awards to be granted under the 2019 Plan, subject to the terms of the 2019 Plan, and future benefits that may be received by participants under the 2019 Plan are not determinable at this time.

We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute shareholders’ equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of shareholder interests, as described above.

In evaluating this proposal, shareholders should consider all of the information in this proposal.

2019 Plan Highlights

Below are certain highlights of the 2019 Plan. These features of the 2019 Plan are designed to reinforce alignment between equity compensation arrangements awarded pursuant to the 2019 Plan and shareholders’ interests, consistent with sound corporate governance practices:

Reasonable 2019 Plan Limits. Generally, awards under the 2019 Plan are limited to 6,000,000 Common Shares minus, as of the effective date of the 2019 Plan, one Common Share for every Common Share subject to an award granted under the 2012 Plan between December 31, 2018 and the effective date of the 2019 Plan. This design means that we are essentially “rolling into” the new 2019 Plan the shares that we have remaining under the 2012 Plan as of December 31, 2018. These shares may be shares of original issuance or treasury shares, or a combination of the two.

Other Limits. The 2019 Plan also provides that, subject as applicable to adjustment and the applicable Common Shares counting provisions as described in the 2019 Plan:

•      the aggregate number of Common Shares actually issued or transferred upon the exercise of Incentive Stock Options (as defined below) will not exceed 6,000,000 Common Shares; and

•      a non-employee director will not be granted, in any one calendar year, compensation for such service having an aggregate maximum value (measured at the date of grant as applicable and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $650,000.

Limited Share Recycling Provisions. Subject to certain exceptions described in the 2019 Plan, if any award granted under the 2019 Plan (in whole or in part) is canceled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under the 2019 Plan. Additionally, if after December 31, 2018, any Common Shares subject to an award granted under the Predecessor Plans that vests or is earned (in whole or in part) based on the achievement of performance objectives, including (but not limited to) performance-based

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restricted shares, performance-based restricted share units, performance shares, performance units or other performance-based awards (collectively, “Predecessor Plan Performance Awards”) are forfeited, or a Predecessor Plan Performance Award (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such Predecessor Plan Performance Award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the 2019 Plan.

The following Common Shares will not be added (or added back, as applicable) to the aggregate share limit under the 2019 Plan: (1) Common Shares withheld by us, tendered or otherwise used in payment of the exercise price of a stock option granted under the 2019 Plan, and (2) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options granted under the 2019 Plan. Further, none of the Common Shares covered by share-settled SARs that are exercised and settled in shares, whether or not all Common Shares covered by the SARs are actually issued to the participant upon exercise, will be added back to the aggregate number of shares available under the 2019 Plan. In addition, Common Shares withheld by us, tendered or otherwise used to satisfy tax withholding will not be added (or added back, as applicable) to the aggregate share limit under the 2019 Plan. If a participant elects to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate number of shares available under the 2019 Plan.

No Repricing Without Shareholder Approval. Outside of certain corporate transactions or adjustment events described in the 2019 Plan or in connection with a “change in control,” the exercise or base price of stock options and SARs cannot be reduced, nor can “underwater” stock options or SARs be cancelled in exchange for cash or replaced with other awards with a lower exercise or base price, without shareholder approval under the 2019 Plan.

Change in Control Definition. The 2019 Plan includes a non-liberal definition of “change in control,” which is described below.

Exercise or Base Price Limitation. The 2019 Plan also provides that, except with respect to certain converted, assumed or substituted awards as described in the 2019 Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a Common Share on the date of grant.

No Minimum Vesting Periods. The 2019 Plan does not provide for any minimum vesting periods.

Summary of Other Material Terms of the 2019 Plan

Administration: The 2019 Plan will generally be administered by the Compensation Committee (or its successor), or any other committee of the Board designated by the Board to administer the 2019 Plan. References to the “Committee” in this proposal refer to the Compensation Committee or such other committee designated by the Board, as applicable. The Committee may from time to time delegate all or any part of its authority under the 2019 Plan to a subcommittee. Any interpretation, construction and determination by the Committee of any provision of the 2019 Plan, or of any agreement, notification or document evidencing the grant of awards under the 2019 Plan, will be final and conclusive. To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the Company, such administrative duties or powers as it deems advisable. In addition, the Committee may by resolution, subject to certain restrictions set forth in the 2019 Plan, authorize one or more officers of the Company to (1) designate employees to be recipients of awards under the 2019 Plan, and (2) determine the size of such awards. However, the Committee may not delegate such responsibilities to officers for awards granted to non-employee directors or certain employees who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934. The Committee is authorized to take appropriate action under the 2019 Plan subject to the express limitations contained in the 2019 Plan.

Eligibility: Any person who is selected by the Committee to receive benefits under the 2019 Plan and who is at that time an officer or other employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the 2019 Plan. In addition, certain persons (including consultants) who provide services to the Company or any of its subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy

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the Form S-8 definition of “employee”), and non-employee directors of the Company, may also be selected by the Committee to participate in the 2019 Plan. As of February 15, 2019, there were approximately 378 employees, no consultants, and seven non-employee directors of the Company eligible to participate in the 2019 Plan. The basis for participation in the 2019 Plan by eligible persons is the selection of such persons by the Committee (or its proper delegate) in its discretion.

Shares Available for Awards under the 2019 Plan: Subject to adjustment as described in the 2019 Plan and the 2019 Plan share counting rules, the number of Common Shares available under the 2019 Plan for awards of:

•      stock options or SARs;

•      restricted shares;

•      RSUs;

•      performance shares or performance units;

•      other share-based awards under the 2019 Plan; or

•      dividend equivalents paid with respect to awards under the 2019 Plan;

will not exceed, in the aggregate, 6,000,000 Common Shares minus, as of the effective date of the 2019 Plan, one Common Share for every Common Share subject to an award granted under the 2012 Plan between December 31, 2018 and the effective date of the 2019 Plan, plus any Common Shares that become available under the 2019 Plan as a result of forfeiture, cancellation, expiration, cash settlement or less-than-maximum earning of 2019 Plan awards. This design means that we are essentially “rolling into” the new 2019 Plan the shares that we have remaining under the 2012 Plan as of December 31, 2018.

Share Counting: Generally, the aggregate number of Common Shares available under the 2019 Plan will be reduced by one Common Share for every one Common Share subject to an award granted under the 2019 Plan. Additionally, if after December 31, 2018, any Common Shares subject to a Predecessor Plan Performance Award are forfeited, or a Predecessor Plan Performance Award (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such Predecessor Plan Performance Award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the 2019 Plan.

Types of Awards Under the 2019 Plan: Pursuant to the 2019 Plan, the Company may grant cash awards and stock options (including stock options intended to be “incentive stock options” as defined in Section 422 of the Internal Revenue Code (the “Code”) (“Incentive Stock Options”)), SARs, restricted shares, RSUs, performance shares, performance units, and certain other awards based on or related to our Common Shares.

Generally, each grant of an award under the 2019 Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee (an “Evidence of Award”), which will contain such terms and provisions as the Committee may determine, consistent with the 2019 Plan. A brief description of the types of awards which may be granted under the 2019 Plan is set forth below.

Stock Options: A stock option is a right to purchase Common Shares upon exercise of the stock option. Stock options granted to an employee under the 2019 Plan may consist of either an Incentive Stock Option, a non-qualified stock option that is not intended to be an “incentive stock option” under Section 422 of the Code, or a combination of both. Incentive Stock Options may only be granted to employees of the Company or certain of our related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, Incentive Stock Options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a Common Share on the date of grant. The term of a stock option may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a stock option.

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Each grant of a stock option will specify the applicable terms of the stock option, including the number of Common Shares subject to the stock option and the required period or periods of the participant’s continuous service, if any, before any stock option or portion of a stock option will become exercisable. Stock options may provide for continued vesting or the earlier exercise of the stock options, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.

Any grant of stock options may specify management objectives regarding the vesting of the stock options. Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable: (1) in cash, by check acceptable to the Company, or by wire transfer of immediately available funds; (2) by the actual or constructive transfer to the Company of Common Shares owned by the participant with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which the Company will withhold Common Shares otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; or (5) by such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the 2019 Plan may not provide for dividends or dividend equivalents.

SARs: The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of SARs. A SAR is a right to receive from us an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price and the value of our Common Shares on the date of exercise.

Each grant of SARs will specify the period or periods of continuous service, if any, by the participant with the Company or any subsidiary that is necessary before the SARs or installments of such SARs will become exercisable. SARs may provide for continued vesting or earlier exercise, including in the case of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. Any grant of SARs may specify management objectives regarding the vesting of such SARs. A SAR may be paid in cash, Common Shares or any combination of the two.

Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of a SAR may not be less than the fair market value of a Common Share on the date of grant. The term of a SAR may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a SAR. SARs granted under the 2019 Plan may not provide for dividends or dividend equivalents.

Restricted Shares: Restricted shares constitute an immediate transfer of the ownership of Common Shares to the participant in consideration of the performance of services, entitling such participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each such grant or sale of restricted shares may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per Common Share on the date of grant.

Any grant of restricted shares may specify management objectives regarding the vesting of the restricted shares. Any grant of restricted shares may require that any and all dividends or distributions paid on restricted shares that remain subject to a substantial risk of forfeiture be automatically deferred and/or reinvested in additional restricted shares, which may be subject to the same restrictions as the underlying restricted shares. Any such dividends or other distributions on restricted shares may be deferred until, and paid contingent upon, the vesting of such restricted shares. Restricted shares may provide for continued vesting or the earlier vesting of such restricted shares, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. Each grant of restricted shares will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to the 2019 Plan and will contain such terms and provisions, consistent with the 2019 Plan, as the Committee may approve.

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RSUs: RSUs awarded under the 2019 Plan constitute an agreement by the Company to deliver Common Shares, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding management objectives) during the restriction period as the Committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of our Common Shares on the date of grant.

RSUs may provide for continued vesting or the earlier lapse or other modification of the restriction period, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. During the restriction period applicable to RSUs, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the Common Shares deliverable upon payment of the RSUs and no right to vote them. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of and on the terms determined by the Committee, on either a current or deferred and contingent basis, either in cash or in additional Common Shares. Each grant or sale of RSUs will specify the time and manner of payment of the RSUs that have been earned. A RSU may be paid in cash, Common Shares or any combination of the two.

Performance Shares, Performance Units and Cash Incentive Awards: Performance shares, performance units and cash incentive awards may also be granted to participants under the 2019 Plan. A performance share is a bookkeeping entry that records the equivalent of one Common Share, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

Each grant of a cash incentive award, performance shares or performance units will specify management objectives regarding the earning of the award. Each grant will specify the time and manner of payment of performance shares, performance units or a cash incentive award that have been earned.

Any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional Common Shares, which dividend equivalents may be subject to deferral and payment on a contingent basis based on the participant’s earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.

The performance period with respect to each grant of performance shares or performance units or cash incentive award will be a period of time determined by the Committee and within which the management objectives relating to such award are to be achieved. The performance period may be subject to continued vesting or earlier lapse or modification, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.

Other Awards: Subject to applicable law and applicable share limits under the 2019 Plan, the Committee may grant to any participant Common Shares or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such Common Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates or other business units or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of the subsidiaries, affiliates or other business units of the Company. The terms and conditions of any such awards will be determined by the Committee. Common Shares delivered under such an award in the nature of a purchase right granted under the 2019 Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.

In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the 2019 Plan. The Committee may also authorize the grant of Common Shares as a bonus, or may

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authorize the grant of Other Awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the 2019 Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner that complies with Section 409A of the Code.

Other Awards may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. The Committee may provide for the payment of dividends or dividend equivalents on Other Awards on either a current or deferred and contingent basis, in cash or in additional Common Shares.

Change in Control: The 2019 Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the Committee in an Evidence of Award, a change in control will be deemed to have occurred upon the occurrence (after the effective date of the 2019 Plan) of any of the following events (subject to certain exceptions and limitations and as further described in the 2019 Plan): (1) consummation of a consolidation or merger in which the Company is not the surviving corporation, the sale of substantially all of the assets of the Company, or the liquidation or dissolution of the Company; (2) a person or other entity purchases any Common Shares (or securities convertible into Common Shares) pursuant to a tender or exchange offer without the prior consent of the Board, or becomes the beneficial owner of securities of the Company representing 30% or more of the voting power of the Company’s outstanding securities without the prior consent of the Board; or (3) during any two-year period commencing on or after the effective date of the 2019 Plan, individuals who at the beginning of such period constitute the entire Board cease to constitute a majority of the Board, unless their replacements are approved as described in the 2019 Plan (subject to certain exceptions). Certain additional terms or limitations apply under this definition with respect to awards that are “non-qualified deferred compensation” for purposes of Section 409A of the Code.

Management Objectives: The 2019 Plan generally provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives. Management objectives are defined as the measurable performance objective or objectives established pursuant to the 2019 Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Committee, stock options, SARs, restricted shares, RSUs, dividend equivalents or Other Awards.

Additionally, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the goals or actual levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.

Transferability of Awards: Except as otherwise provided by the Committee, and subject to the terms of the 2019 Plan with respect to Section 409A of the Code, no stock option, SAR, restricted share, RSU, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the 2019 Plan will be transferrable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the 2019 Plan be transferred for value. Except as otherwise determined by the Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.

The Committee may specify on the grant date that all or part of the Common Shares that are subject to awards under the 2019 Plan will be subject to further restrictions on transfer.

Adjustments; Corporate Transactions: The Committee will make or provide for such adjustments in: (1) the number of and kind of Common Shares covered by outstanding stock options, SARs, restricted shares, RSUs, performance shares and performance units granted under the 2019 Plan; (2) if applicable, the number of and kind of Common Shares covered by Other Awards granted pursuant to the 2019 Plan; (3) the exercise price or base price provided in outstanding stock options and SARs, respectively; (4) cash incentive awards; and (5) other award terms, as the Committee in its sole discretion, exercised in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from

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(a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

In the event of any such transaction or event, or in the event of a change in control of the Company, the Committee may provide in substitution for any or all outstanding awards under the 2019 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the Company, the Committee may in its discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Committee will make or provide for such adjustments to the numbers of Common Shares available under the 2019 Plan and the share limits of the 2019 Plan as the Committee in its sole discretion may in good faith determine to be appropriate to reflect such transaction or event. However, any adjustment to the limit on the number of Common Shares that may be issued upon exercise of Incentive Stock Options will be made only if and to the extent such adjustment would not cause any stock option intended to qualify as an Incentive Stock Option to fail to so qualify.

Prohibition on Repricing: Except in connection with certain corporate transactions or changes in the capital structure of the Company or in connection with a change in control, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or SARs, respectively, or (2) cancel outstanding “underwater” stock options or SARs in exchange for cash, other awards or stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs, as applicable, without shareholder approval. The 2019 Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and SARs and that it may not be amended without approval by our shareholders.

Detrimental Activity and Recapture: Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if any participant, either during employment or other service with us or a subsidiary or within a specified period after such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, any Evidence of Award or such clawback policy may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any Common Shares issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Securities Exchange Act of 1934 and any applicable rules and regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

Grants to Non-U.S. Based Participants: In order to facilitate the making of any grant or combination of grants under the 2019 Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by the Company or any of its subsidiaries outside of the United States of America or who provide services to the Company or any of its subsidiaries under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the 2019 Plan (including sub-plans) (to be considered part of the 2019 Plan) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements will include any provisions that are inconsistent with the terms of the 2019 Plan as then in effect unless the 2019 Plan could have been amended to eliminate such inconsistency without further approval by our shareholders.

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Withholding: To the extent the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the 2019 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of Common Shares, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, we will withhold Common Shares having a value equal to the amount required to be withheld. When a participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the participant, Common Shares having a value equal to the amount required to be withheld or by delivering to us other Common Shares held by such participant. The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in the participant’s income. In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to the 2019 Plan exceed the minimum amount required to be withheld, unless (1) an additional amount can be withheld and not result in adverse accounting consequences, (2) such additional withholding amount is authorized by the Committee, and (3) the total amount withheld does not exceed the participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of stock options.

No Right to Continued Employment: The 2019 Plan does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries.

Effective Date of the 2019 Plan: The 2019 Plan will become effective on the date it is approved by the Company’s shareholders. No grants will be made under the Predecessor Plans on or after the date on which our shareholders approve the 2019 Plan, provided that outstanding awards granted under the Predecessor Plans will continue unaffected following such date.

Amendment and Termination of the 2019 Plan: The Board generally may amend the 2019 Plan from time to time in whole or in part. However, if any amendment, for purposes of applicable stock exchange rules (and except as permitted under the adjustment provisions of the 2019 Plan) (1) would materially increase the benefits accruing to participants under the 2019 Plan, (2) would materially increase the number of securities which may be issued under the 2019 Plan, (3) would materially modify the requirements for participation in the 2019 Plan, or (4) must otherwise be approved by our shareholders in order to comply with applicable law or the rules of the New York Stock Exchange, or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by the Board, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

Further, subject to the 2019 Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively. Except in the case of certain adjustments permitted under the 2019 Plan, no such amendment may be made that would materially impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and subject to certain other limitations set forth in the 2019 Plan, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the Committee may provide for continued vesting or accelerate the vesting of certain awards granted under the 2019 Plan or waive any other limitation or requirement under any such award.

The Board may, in its discretion, terminate the 2019 Plan at any time. Termination of the 2019 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the 2019 Plan on or after the tenth anniversary of the effective date of the 2019 Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the 2019 Plan.

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Allowances for Conversion Awards and Assumed Plans. Common Shares issued or transferred under awards granted under the 2019 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted shares, RSUs, or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit or other 2019 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2019 Plan, under circumstances further described in the 2019 Plan, but will not count against the aggregate share limit or other 2019 Plan limits described above.

New Plan Benefits

It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the 2019 Plan because the grant and actual settlement of awards under the 2019 Plan are subject to the discretion of the plan administrator.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the 2019 Plan based on Federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for 2019 Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Restricted Shares. The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the restricted shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Performance Shares, Performance Units and Cash Incentive Awards. No income generally will be recognized upon the grant of performance shares, performance units or cash incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received.

Nonqualified Stock Options. In general:

•	no income will be recognized by an optionee at the time a non-qualified stock option is granted;

•

at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and

•

at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an “incentive stock option” as defined in Section 422 of the Code. If Common Shares are issued to the optionee

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pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If Common Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received on the exercise.

RSUs. No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Tax Consequences to the Company or its Subsidiaries

The Company made an election to qualify as a REIT under the Code, and as such generally will not be subject to federal income tax. However, to the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction from any applicable federal income tax, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Code Section 162(m)

Section 162(m) of the Code generally disallows a deduction for certain compensation paid to certain executive officers (and, beginning in 2018, certain former executive officers) to the extent that compensation to a covered employee exceeds $1 million for such year. Compensation qualifying for a performance-based exception as “qualified performance-based compensation” under Section 162(m) of the Code has historically not been subject to the deduction limit if the compensation satisfies the requirements of Section 162(m) of the Code. This exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. Currently, the Company does not anticipate that it will be able to make any future grants under the 2019 Plan that will be intended to qualify for the performance-based exception. However, given the Company’s election to qualify as a REIT under the Code, the deduction limit for compensation, as provided under Section 162(m) of the Code, is not currently material to the design and structure of the Company’s compensation program. To be clear, shareholders are not being asked to approve the 2019 Plan (or any of its provisions) for purposes of Section 162(m) of the Code or the performance-based exception.

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Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of Common Shares under the 2019 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2019 Plan by our shareholders.

Equity Compensation Plan Information (As of December 31, 2018)

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Plan category	(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	2,105,196	(2)	$25.71	(3)	1,744,714	(4)
Equity compensation plans not approved by security holders	—		—		N/A
Total	2,105,196		$25.71		1,744,714

(1)	Includes the Company’s 2002 Equity Based Award Plan, 2004 Equity Based Award Plan, 2008 Equity Based Award Plan and 2012 Equity and Incentive Compensation Plan.

(2)

Does not include 4,433 shares of restricted stock, as these shares have been reflected in the Company’s total shares outstanding. Includes 445,924 stock options outstanding, 682,396 RSUs that are expected to be settled in shares upon vesting and 976,876 performance awards assuming maximum payout (as a result, this aggregate reported number may overstate actual dilution).

(3)	RSUs and performance awards are not taken into account in the weighted-average exercise price as such awards have no exercise price.

(4)	All of these shares may be issued with respect to award vehicles other than just stock options or share appreciation rights or other rights to acquire shares.

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9. Corporate Governance and Other Matters

Codes of Ethics

Code of Ethics for Senior Financial Officers

We have a Code of Ethics for Senior Financial Officers that applies to the senior financial officers of the Company, including, among others, the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, Treasurer, and Chief Internal Auditor, who we collectively refer to as our senior financial officers. Among other matters, this code requires our senior financial officers to:

• Act with honesty and integrity and ethically handle all actual or apparent conflicts of interest between personal and professional relationships;

•     Endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that we file with, or submit to, the SEC and other public filings or communications we make;

•     Endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies as well as all applicable professional codes of conduct;

• Not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised;
• Not use for personal advantage confidential information acquired in the course of their employment;
• Proactively promote ethical behavior among peers and subordinates in the workplace; and
• Promptly report any violation or suspected violation of this code in accordance with our Reporting and Non-Retaliation Policy and, if appropriate, directly to the Audit Committee.

Only the Audit Committee or our Board, including a majority of the independent Directors, may waive any provision of this code with respect to a senior financial officer. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K, as required by applicable rules or regulations. This code is posted on our website, www.sitecenters.com, under “Governance” in the “Investors” section.

Code of Business Conduct and Ethics

We also have a Code of Business Conduct and Ethics that addresses our commitment to honesty, integrity and the ethical behavior of our employees, officers and Directors. This code governs the actions and working relationships of our employees, officers and Directors with tenants, vendors, contractors, fellow employees, competitors, government and regulatory agencies and officials, potential or actual joint venture partners, third-party consultants, investors, the public, the media and anyone else with whom we may conduct business. Only our Board or the Nominating and Corporate Governance Committee may waive any provision of this code with respect to an officer or Director. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K, as required by applicable rules or regulations. The Company’s Corporate Compliance Officer may waive any provision of this code with respect to all other employees. This code is posted on our website, www.sitecenters.com, under “Governance” in the “Investors” section.

Reporting and Non-Retaliation Policy

We are committed to honesty, integrity and ethical behavior and have adopted a Reporting and Non-Retaliation Policy. The purpose of the policy is to encourage all employees to disclose any alleged wrongdoing that may adversely impact us, our tenants, shareholders, fellow employees, investors, or the public at large without fear of

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retaliation. The policy sets forth procedures for the reporting by employees and interested third parties of alleged financial (including auditing, accounting, and internal control matters) and non-financial wrongdoing on a confidential and anonymous basis, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports concerning alleged wrongdoing may be made directly to our Corporate Compliance Officer, our Audit Committee Chair, or to NAVEX Global, an independent third-party service retained on our behalf. An inquiry or investigation is then initiated by the Corporate Compliance Officer or the Audit Committee Chair. The results of all investigations concerning wrongdoing are reviewed quarterly by the Corporate Compliance Officer and the Chair of the Audit Committee. Reports of all matters are reported to our Board by the Chair of the Audit Committee and the Corporate Compliance Officer in a timely manner and, in no event, less than once per year. This policy is posted on our website, www.sitecenters.com, under “Governance” in the “Investors” section.

Policy Regarding Related-Party Transactions

We have a written policy regarding the review and approval of related-party transactions. A proposed transaction between us and certain parties enumerated in the policy must be submitted to our General Counsel or Corporate Compliance Officer. The relationship of the parties and the terms of the proposed transaction, among other things, are reviewed by our General Counsel or Corporate Compliance Officer to determine if the proposed transaction would constitute a material related-party transaction, in which case it is reported to the Nominating and Corporate Governance Committee prior to its approval. The Nominating and Corporate Governance Committee will then determine whether the transaction requires Board approval. All material related-party transactions, whether or not those transactions must be disclosed under federal securities laws, are subject to prior approval by our Board pursuant to the policy and reviewed quarterly with the Nominating and Corporate Governance Committee.

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Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 21, 2019, except as otherwise disclosed in the notes below, by each person who is known by us to own beneficially more than 5% of our outstanding common shares based on a review of filings with the SEC. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

More Than 5% Owners	Amount and Nature of Beneficial Ownership of Common Shares	Percentage Ownership (%)(6)
Alexander Otto and Katharina Otto-Bernstein	40,761,161(1)	22.6
Cohen & Steers, Inc.	30,782,579(2)	17.1
The Vanguard Group, Inc.	21,255,579(3)	11.8
Daiwa Asset Management Co Ltd.	12,499,953(4)	6.9
BlackRock, Inc.	11,785,704(5)	6.5

(1)

According to a Form 4 filed with the SEC on February 19, 2019 and Schedule 13D/A filed with the SEC on January 9, 2019, each of Alexander Otto and Katharina Otto-Bernstein was the beneficial owner of, and had sole voting and sole dispositive power over, 32,633,409 and 8,127,752 common shares, respectively. The address for these reporting persons is c/o David A. Brown, Alston & Bird LLP, 950 F Street, N.W., Washington, DC 20004.

(2)

According to a report on Schedule 13G/A filed with the SEC on February 14, 2019 by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers UK Limited. According to the report, Cohen & Steers, Inc. is the beneficial owner of, and has sole dispositive power over, 30,782,579 common shares and sole voting power over 18,582,790 common shares. According to the report, Cohen & Steers Capital Management, Inc. is the beneficial owner of, and has sole dispositive power over, 30,430,561 common shares and sole voting power over 18,528,195 common shares, and Cohen & Steers UK Limited is the beneficial owner of, and has sole dispositive power over, 352,018 common shares and sole voting power over 54,595 common shares. The address for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017. The address for Cohen & Steers UK Limited is 50 Pall Mall, 7th Floor, London, United Kingdom SW1Y 5JH.

(3)

According to a report on Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group, Inc., The Vanguard Group, Inc. is the beneficial owner of 21,255,579 common shares and has sole voting power over 210,995 common shares, shared voting power over 175,202 common shares, sole dispositive power over 21,022,934 common shares and shared dispositive power over 232,645 common shares. According to the report, Vanguard Fiduciary Trust Company is the beneficial owner of, and directs the voting over, 57,443 common shares as a result of it serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd. is the beneficial owner of, and directs the voting over, 328,754 common shares as a result of it serving as investment manager of Australian investment offerings. The address for this reporting person is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)

According to a report on Schedule 13G filed with the SEC on February 1, 2019 by Daiwa Asset Management Co. Ltd., Daiwa Asset Management Co. Ltd. is the beneficial owner of, and has sole voting power over, 12,499,953 common shares, sole dispositive power over 22,929 common shares and shared dispositive power over 12,477,024 common shares. The address for this reporting person is GranTokyo North Tower, 9-1 Marunouchi 1-chome, Chiyoda-ku, Japan 100-6753.

(5)

According to a report on Schedule 13G/A filed with the SEC on February 7, 2019 by BlackRock, Inc., BlackRock, Inc. is the beneficial owner of 11,785,704 common shares and has sole voting power over 11,124,188 common shares and sole dispositive power over 11,785,704 common shares. The address for this reporting person is 55 East 52nd Street, New York, New York, 10055.

(6)	Percentages are calculated based on 180,448,225 of our common shares outstanding as of February 21, 2019.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers, and owners of more than 10% of a registered class of our equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Executive officers, Directors and owners of more than 10% of our common shares are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2018, all officers, Directors, and greater than 10% beneficial owners filed the required reports on a timely basis, except for (i) one report for Mr. Lukes relating to an open market purchase of our common shares made with proceeds from a quarterly dividend payment received on our common shares, (ii) three reports for Mr. MacFarlane relating to three open market purchases of our common shares made with proceeds from quarterly dividend payments received on our common shares, and (ii) one report for Mr. Otto relating to an open market purchase of our common shares.

Shareholder Proposals for 2020 Annual Meeting

In order to be included in the Company’s proxy statement for the 2020 Annual Meeting of Shareholders, a shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received in writing by our Secretary at 3300 Enterprise Parkway, Beachwood, Ohio 44122 no later than December 3, 2019, assuming the 2020 Annual Meeting is not advanced or delayed by more than 30 calendar days from the date of the anniversary of the 2019 Annual Meeting, and otherwise comply with all requirements of the SEC for shareholder proposals.

If an eligible shareholder, or a group of up to 20 eligible shareholders, desires to have a Director nomination included in the Company’s proxy statement for the 2020 Annual Meeting, such nomination shall conform to the applicable requirements in the Company’s Code of Regulations and any applicable regulations of the SEC concerning the submission and content of Director nominations for inclusion in the Company’s proxy statement, and must be received by our Secretary at 3300 Enterprise Parkway, Beachwood, Ohio 44122 no earlier than November 3, 2019 and no later than December 3, 2019, assuming the 2020 Annual Meeting is not advanced more than 30 calendar days and not delayed by more than 60 calendar days of the date of the anniversary of the 2019 Annual Meeting.

In addition, the Company’s Code of Regulations provides that any shareholder who desires to make a Director nomination or a proposal of other business at an annual meeting without including the nomination or proposal in the Company’s proxy statement must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be delivered to the above address not less than 120 calendar days prior to the first anniversary of the date on which the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders. In the event the annual meeting is advanced or delayed by more than 30 calendar days of the date of the anniversary of the preceding year’s annual meeting, the notice must be received not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the tenth calendar day following the day on which public announcement of the date of the annual meeting is first made. Therefore, to be timely, any such proposal or nomination for the 2020 Annual Meeting of Shareholders must be received no later than December 3, 2019. The notice must also provide certain information required by the Company’s Code of Regulations.

As to any proposal that a shareholder intends to present to shareholders other than by inclusion in our proxy statement for the 2020 Annual Meeting, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless we receive notice of the matter to be proposed not later than December 3, 2019. Even if proper notice is received on or prior to December 3, 2019, the proxies named in our proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.

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Householding

The SEC permits a single set of annual reports and Proxy Statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate Proxy Card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this Proxy Statement and the accompanying annual report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

If any beneficial shareholder residing at such an address desires at this time or in the future to receive a separate copy of this Proxy Statement and the accompanying annual report or if any such shareholder who currently receives a separate Proxy Statement and annual report and would like to receive only a single set in the future, the shareholder should provide such instructions to us by calling Matthew Ostrower, Chief Financial Officer, at (216) 755-5500, or by writing to SITE Centers Corp., Attn. Investor Relations, at 3300 Enterprise Parkway, Beachwood, Ohio 44122.

Other Matters

Shareholders and other interested parties may send written communications to our Board or the non-management Directors as a group by mailing them to our Board, c/o Aaron M. Kitlowski, Secretary, SITE Centers Corp., 3300 Enterprise Parkway, Beachwood, Ohio 44122. All communications will be forwarded to our Board or the non-management Directors as a group, as applicable.

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10. Frequently Asked Questions

Why did you send me this Proxy Statement?

The Company sent you this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders, 2018 Annual Report, which includes our financial statements, and Proxy Card because our Board is soliciting your proxy to vote at our 2019 Annual Meeting of Shareholders. This Proxy Statement summarizes information you need to know in order to vote at the Annual Meeting. The Annual Meeting will be held at Loews Regency Hotel at 540 Park Avenue, New York, New York 10065, on May 9, 2019, at 9:00 a.m. local time. The hotel’s front desk will direct shareholders to the conference room where the Annual Meeting will be held. If you are not a shareholder of record (ie. if you do not hold shares in an account with our transfer agent), you must provide evidence of your share ownership as of March 14, 2019 in order to attend the Annual Meeting. You can obtain this evidence from your bank, brokerage firm or other nominee through which you hold your shares. For further information regarding directions to attend the Annual Meeting and vote in person, please contact Matthew Ostrower, Chief Financial Officer, at (216) 755-5500 or at 3300 Enterprise Parkway, Beachwood, Ohio 44122.

However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may vote by telephone, over the Internet, or by completing and mailing the accompanying Proxy Card. Shareholders who owned our common shares at the close of business on March 14, 2019, the record date for the Annual Meeting, are entitled to vote. On the record date, there were 180,546,602 common shares outstanding.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board. We will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, certain of our employees may solicit proxies by telephone, facsimile, or email. Those employees will not receive any additional compensation for their participation in the solicitation. We retained Georgeson, Inc., at an estimated cost of $11,500, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.

How many votes do I have?

Each share of our common stock outstanding on the record date is entitled to one vote on each item submitted to shareholders for their consideration. The accompanying Proxy Card indicates the number of shares that you owned on the record date. Our shareholders do not have the right to cumulate their votes in the election of Directors.

How do I vote by proxy?

Shareholders may vote either by completing, properly signing, and returning the accompanying Proxy Card via mail, by telephone, or over the Internet, or by attending and voting at the Annual Meeting. If you properly complete and timely return your Proxy Card or properly and timely follow the telephone or Internet voting instructions described below, your proxy (meaning one of the individuals named in the Proxy Card) will vote your shares as you have directed, provided however, if you do not indicate specific choices as to your vote, your proxy will vote your shares as recommended by our Board:

• “FOR” the election of Linda B. Abraham, Terrance R. Ahern, Jane E. DeFlorio, Thomas Finne, David R. Lukes, Victor B. MacFarlane, Alexander Otto and Dawn M. Sweeney, as Directors;
• “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers;
• “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and
• “FOR” the approval of the SITE Centers Corp. 2019 Equity and Incentive Compensation Plan.

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Shareholders of record may vote by calling 1-800-652-8683 or over the Internet by accessing the following website: www.investorvote.com/sitc. Voting instructions, including your shareholder account number and personal proxy control number, are contained on the accompanying Proxy Card. Those shareholders of record who choose to vote by telephone or over the Internet must do so by 11:59 p.m., Eastern Time, on May 8, 2019.

A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in “street name” to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the Proxy Card from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their proxy voting instructions, and to confirm that those instructions have been properly recorded. Votes directed by telephone or over the Internet through such a program must be received by 11:59 p.m., Eastern Time, on May 8, 2019. If you hold your shares in “street name”, in order to vote your shares at the Annual Meeting, you must obtain a legal proxy from your bank or brokerage firm giving you the right to vote your shares at the Annual Meeting.

If any other matter is presented at the Annual Meeting, your proxy will vote your shares in accordance with his or her discretion and best judgment. The Company did not receive any notice of a shareholder proposal to be presented at the Annual Meeting by December 3, 2018, the deadline pursuant to the advance notice provision of the Company’s Code of Regulations, and as of the date of this Proxy Statement, we are not aware of any matter to be acted on at the Annual Meeting other than those matters described in this Proxy Statement.

May I revoke my proxy?

If you are a shareholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with our Secretary, mailing a signed Proxy Card bearing a later date, submitting your proxy again by telephone or over the Internet or by attending the Annual Meeting and voting in person. For shares you hold beneficially in “street name”, you may change your vote by submitting new voting instructions to your brokerage firm or bank or, if you have obtained a legal proxy from your brokerage firm or bank giving you the right to vote your shares, by presenting such proxy at the Annual Meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

Can I receive this Proxy Statement by email in the future?

Yes. By doing so, you are reducing the impact on the environment and helping to save the Company the costs and expenses of preparing and mailing proxy materials. If you are a registered shareholder with your shares held in an account at our transfer agent, visit www.computershare.com/investor to create a login and to enroll. You may revoke your election to receive materials by email and instead receive a paper copy via mail at any time by visiting this website. If you hold your shares through a bank or broker, please refer to the information provided by that institution for instructions on how to elect to receive future proxy statements and annual reports over the Internet and how to change your delivery instructions.

What constitutes a quorum?

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the aggregate number of our common shares issued and outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxy Cards that we receive marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of determining a quorum.

68    SITE Centers Corp.  ï  2019 Proxy Statement

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

Proposal One: Election of Eight Directors

To be elected, Directors must receive a majority of the votes cast (i.e., the number of shares voted “For” a Director nominee must exceed the number of votes cast “Against” that nominee). Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Two: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

This vote is advisory only and therefore is not binding on us or our Board. However, the Board and Compensation Committee of the Board will review the results of the vote and will consider the affirmative vote of a majority of the votes cast on this Proposal to be approval by the shareholders of the compensation of our named executive officers. Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Three: Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm

Although our independent registered public accounting firm may be selected by the Audit Committee of our Board without shareholder approval, the Audit Committee will consider the affirmative vote of a majority of the votes cast on this Proposal to be a ratification by the shareholders of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Four: Approval of the SITE Centers Corp. 2019 Equity and Incentive Compensation Plan

The proposal to approve the SITE Centers Corp. 2019 Equity and Incentive Compensation Plan requires the affirmative vote of a majority of votes cast. Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

For shareholders who hold their common shares in “street name” through banks or brokerage firms and do not instruct their bank or broker how to vote, the bank or brokerage firm will not vote such shares for Proposals One, Two or Four resulting in broker non-votes with respect to such shares. As a result, it is important that shareholders vote their shares.

By order of the Board of Directors,

AARON M. KITLOWSKI

Secretary

Dated: April 1, 2019

SITE Centers Corp.   ï  2019 Proxy Statement    69

Appendix A

SITE CENTERS CORP.

2019 EQUITY AND INCENTIVE COMPENSATION PLAN

1.        Purpose. The purpose of this Plan is to permit award grants to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.

2.        Definitions. As used in this Plan:

(a)      “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(b)      “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(c)       “Board” means the Board of Directors of the Company.

(d)      “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(e)       “Change in Control” has the meaning set forth in Section 12 of this Plan.

(f)        “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder, as such law and regulations may be amended from time to time.

(g)       “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan.

(h)      “Common Shares” means the common shares, par value $0.10 per share, of the Company or any security into which such common shares may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(i)        “Company” means SITE Centers Corp., an Ohio corporation, and its successors.

(j)        “Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Shares, Restricted Share Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(k)      “Director” means a member of the Board.

(l)        “Effective Date” means the date this Plan is approved by the Shareholders.

(m)      “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(n)       “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(o)       “Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

(p)       “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Restricted Share Units, dividend equivalents or other awards pursuant to this Plan. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.

(q)       “Market Value per Share” means, as of any particular date, the closing price of a Common Share as reported for that date on the New York Stock Exchange or, if the Common Shares are not then listed on the New York Stock Exchange, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(r)        “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(s)        “Option Price” means the purchase price payable on exercise of an Option Right.

(t)        “Option Right” means the right to purchase Common Shares upon exercise of an award granted pursuant to Section 4 of this Plan.

(u)       “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, (ii) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, or (iii) a person, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”).

(v)       “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(w)       “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(x)        “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(y)        “Plan” means this SITE Centers Corp. 2019 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.

(z)        “Predecessor Plans” means the DDR Corp. 2012 Equity and Incentive Compensation Plan, the Amended and Restated 2008 Developers Diversified Realty Corporation Equity-Based Award Plan, the Amended and Restated 2004 Developers Diversified Realty Corporation Equity-Based Award Plan and the Amended and Restated 2002 Developers Diversified Realty Corporation Equity-Based Award Plan, in each case including as amended or amended and restated.

(aa)      “Restricted Shares” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(bb)     “Restricted Share Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares, cash or a combination thereof at the end of the applicable Restriction Period.

(cc)      “Restriction Period” means the period of time during which Restricted Share Units are subject to restrictions, as provided in Section 7 of this Plan.

(dd)     “Shareholder” means an individual or entity that owns one or more Common Shares.

(ee)      “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.

(ff)       “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.

(gg)     “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.

3.        Shares Available Under this Plan.

(a)	Maximum Shares Available Under this Plan.

(i)

Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of Common Shares available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Shares, (C) Restricted Share Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate (x) 6,000,000 Common Shares minus (y) as of the Effective Date, one Common Share for every one Common Share subject to an award granted under the Predecessor Plans between December 31, 2018 and the Effective Date. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)

Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of Common Shares available under Section 3(a)(i) of this Plan will be reduced by one Common Share for every one Common Share subject to an award granted under this Plan.

(b)	Share Counting Rules.

(i)

Except as provided in Section 22 of this Plan, if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above.

(ii)

If, after December 31, 2018, any Common Shares subject to an award granted under the Predecessor Plans that vests or is earned (in whole or in part) based on the achievement of performance objectives, including (but not limited to) performance-based restricted shares, performance-based restricted share units, performance shares, performance units or other performance-based awards (collectively, “Predecessor Plan Performance Awards”) are forfeited, or a Predecessor Plan Performance Award (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such Predecessor Plan Performance Award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan.

(iii)

Notwithstanding anything to the contrary contained in this Plan: (A) Common Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; (B) Common Shares withheld by the Company, tendered or otherwise used to satisfy tax withholding will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; (C) Common Shares subject to a share-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added back to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; and (D) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan.

(iv)

If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate limit under Section 3(a)(i) of this Plan.

(c)       Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 6,000,000 Common Shares.

(d)       Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $650,000.

4.        Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)       Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b)       Each grant will specify an Option Price per Common Share, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c)       Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d)       To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Shares to which such exercise relates.

(e)       Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(f)        Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.

(g)       Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(h)       No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(i)        Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(j)        Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5.      Appreciation Rights.

(a)       The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(b)       Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.

(ii)

Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(iii)	Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.

(iv)	Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(v)

Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(c)        Also, regarding Appreciation Rights:

(i)

Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii)

No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

6.     Restricted Shares. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)       Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b)       Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)       Each such grant or sale will provide that the Restricted Shares covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.

(d)       Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture while held by any transferee).

(e)        Any grant of Restricted Shares may specify Management Objectives regarding the vesting of such Restricted Shares.

(f)        Notwithstanding anything to the contrary contained in this Plan, Restricted Shares may provide for continued vesting or the earlier vesting of such Restricted Shares, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(g)       Any such grant or sale of Restricted Shares may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Shares may be deferred until, and paid contingent upon, the vesting of such Restricted Shares.

(h)       Each grant or sale of Restricted Shares will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, all Restricted Shares will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.

7.     Restricted Share Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Share Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)       Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Committee may specify.

(b)       Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)       Notwithstanding anything to the contrary contained in this Plan, Restricted Share Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death, disability or termination or employment of service of a Participant or in the event of a Change in Control.

(d)       During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Share Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Share Units on either a current or deferred and contingent basis, either in cash or in additional Common Shares.

(e)       Each grant or sale of Restricted Share Units will specify the time and manner of payment of the Restricted Share Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.

(f)        Each grant or sale of Restricted Share Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8.      Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)       Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b)       The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(c)       Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.

(d)       Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned.

(e)       The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, which dividend equivalents may be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.

(f)        Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

9.      Other Awards.

(a)       Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of Common Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.

(b)       Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c)       The Committee may authorize the grant of Common Shares as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d)       The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on either a current or deferred and contingent basis, either in cash or in additional Common Shares.

(e)       Each grant of an award under this Section 9 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.

(f)        Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

10.        Administration of this Plan.

(a)       This Plan will be administered by the Committee. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b)       The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c)       To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer (for purposes of Section 16 of the Exchange Act), Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization shall set forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11.        Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of Common Shares covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of Common Shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12.        Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

(a)        consummation of a consolidation or merger in which the Company is not the surviving corporation, the sale of substantially all of the assets of the Company, or the liquidation or dissolution of the Company;

(b)        any person or other entity (other than the Company or a Subsidiary or any Company employee benefit plan (including any trustee of any such plan acting in its capacity as trustee)) purchases any Common Shares (or securities convertible into Common Shares) pursuant to a tender or exchange offer without the prior consent of the Board, or becomes the beneficial owner of securities of the Company representing 30% or more of the voting power of the Company’s outstanding securities without the prior consent of the Board; or

(c)        during any two-year period commencing on or after the Effective Date, individuals who at the beginning of such period constitute the entire Board cease to constitute a majority of the Board; provided, that any person becoming a director of the Company during such two-year period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors who at the beginning of such period constituted the entire Board or who became a director of the Company during such two-year period as described in this proviso (either by a specific vote or by approval of the Company’s proxy statement in which such person is named as a nominee of the Company for director), but excluding for this purpose any person whose initial assumption of office as a director of the Company occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors of the Company or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or person other than the Board, shall be, for purposes of this Section 12(c), considered as though such person was a member of the Board at the beginning of such period.

Notwithstanding the foregoing, with respect to any award under the Plan that is characterized as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of any payment in respect of such award unless such event would also constitute a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets of” the Company under Section 409A of the Code.

13.        Detrimental Activity and Recapture Provisions. Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any Common Shares issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

14.        Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Shareholders.

15.        Transferability.

(a)        Except as otherwise determined by the Committee, and subject to compliance with Section 17(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Share, Restricted Share Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b)        The Committee may specify on the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Share Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.

16.        Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the Common Shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld or by delivering to the Company other Common Shares held by such Participant. The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to this Section 16 exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences, (ii) such additional withholding amount is authorized by the Committee, and (iii) the total amount withheld does not exceed the Participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

17.        Compliance with Section 409A of the Code.

(a)        To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)        Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

(c)        If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d)        Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(e)        Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18.        Amendments.

(a)        The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Shareholders in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by the Board, then, such amendment will be subject to Shareholder approval and will not be effective unless and until such approval has been obtained.

(b)         Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Shareholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Shareholders.

(c)        If permitted by Section 409A of the Code, but subject to the paragraph that follows, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Share Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d)        Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19.        Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

20.        Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plans, provided that outstanding awards granted under the Predecessor Plans will continue unaffected following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plans, as applicable.

21.        Miscellaneous Provisions.

(a)        The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)        This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)        Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d)        No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or shares thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e)        Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f)        No Participant will have any rights as a Shareholder with respect to any Common Shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Common Shares upon the share records of the Company.

(g)       The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h)       Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Shares under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(i)        If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

22.        Share-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:

(a)       Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted shares, restricted share units or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)       In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c)       Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the Common Shares available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no Common Shares subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan, will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

Your vote matters - here’s how to vote! You may vote online or by phone instead of mailing this card.
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Go to www.investorvote.com/sitc or scan the QR code – login details are located in the shaded bar below.
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Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - -  - - -  - - -  - -  - - - - - - - - - - - - -  - - -  - - - -  - - - - - - -  - - - - - - - - - -  - - -  - - -  - - - - -

A	Proposals – The Board of Directors recommends a vote FOR all the director nominees listed and FOR Proposals 2 through 4.

1.	Election of Directors:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Linda B. Abraham	☐	☐	☐	02 - Terrance R. Ahern	☐	☐	☐	03 - Jane E. DeFlorio	☐	☐	☐
	04 - Thomas Finne	☐	☐	☐	05 - David R. Lukes	☐	☐	☐	06 - Victor B. MacFarlane	☐	☐	☐
	07 - Alexander Otto	☐	☐	☐	08 - Dawn M. Sweeney	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers.	☐	☐	☐	3.	Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm.	☐	☐	☐
4.	Approval of the SITE Centers Corp. 2019 Equity and Incentive Compensation Plan.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to be counted. Date and sign below.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders to be held on May 9, 2019.

The SITE Centers Corp. 2019 Proxy Statement and the 2018 Annual Report to Shareholders are available at: www.proxydocs.com/sitc

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/sitc

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - -  - - -  - - -  - -  - - - - - - - - - - - - -  - - -  - - - -  - - - - - - -  - - - - - - - - - -  - - -  - - -  - - - - -

Proxy – SITE Centers Corp.

Annual Meeting of Shareholders - May 9, 2019

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Matthew L. Ostrower, Aaron M. Kitlowski and Christa A. Vesy, and each of them, with power to act without the others and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the SITE Centers Corp. Common Shares that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 9, 2019 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR” ITEMS 2 THROUGH 4.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

(Continued and to be marked, dated and signed on the other side)

If voting by mail, complete sections A and B on the reverse side of this card and, if applicable, section C below.

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

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